                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          TANISYS TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          TANISYS TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transaction applies: N/A

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies: N/A

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction: N/A

        ------------------------------------------------------------------------
    (5) Fee paid previously with preliminary materials: N/A

        ------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: N/A

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.: N/A

        ------------------------------------------------------------------------
    (3) Filing Party: N/A

        ------------------------------------------------------------------------
    (4) Date Filed: N/A

        ------------------------------------------------------------------------
    (5) Total fee paid: N/A

        ------------------------------------------------------------------------

Dear Stockholder:

         You are cordially invited to attend the Year 2000 annual meeting of stockholders of Tanisys Technology, Inc. (the "Company"), which will be held at ____________________ on __________________, 2000 at ______________ Central
________ Time. A notice of the annual meeting and the Company's proxy statement, together with a proxy card, accompany this letter. Also enclosed is a copy of the Company's Annual Report on Form 10-K for the year ending September 30, 1999 and Quarterly Report on Form 10-Q for the quarter ending December 31, 1999.

         This year in addition to ratification of the Board of Directors' appointment of Brown, Graham and Company, P.C. as independent accountants, you are being asked to (i) authorize an amendment to the Articles of Continuation of the Company to effect a one-for-two reverse stock split ("Reverse Split"), and
(ii) ratify the sale by the Company of its memory module manufacturing business ("Sale Transaction") to Tanisys Operations, LP, a Texas limited partnership ("Buyer"). The Buyer is an affiliate of All Components, Inc., a supplier of semiconductor devices headquartered in the Dallas, Texas area. After the Sale Transaction, the Company retains, and has concentrated its efforts on, its DarkHorse-Registered Trademark- memory module test systems business.

         The Reverse Split is necessary for the Company to satisfy its obligation to have sufficient reserved shares of its common stock for conversion of its outstanding Series A Preferred Stock, as well as options and warrants. In addition, the Board of Directors hopes the Reverse Split will assist the Company in re-qualifying for listing on Nasdaq National Market System and result in enhanced liquidity for the Company's common stock.

         The Sale Transaction was consummated pursuant to an Asset Purchase Agreement between the Company and the Buyer, dated December 9, 1999 (as amended, "the Asset Purchase Agreement"). The Asset Purchase Agreement also disposed of the stock in the Company's wholly-owned subsidiary, Tanisys (Europe) Ltd. The Asset Purchase Agreement, requires the Company's stockholders to ratify the Sale Transaction. In the event the Company's stockholders fail to ratify the Sale Transaction, the Buyer has the right to rescind. If the Sale Transaction is rescinded, the Company will likely be forced to file a petition under the United States Bankruptcy Code. If a bankruptcy proceeding resulted in the Company's liquidation, the Company believes it unlikely that any value would be available to the Company's stockholders.

         A variety of negative industry factors, including sudden and dramatic price increases along with shortages of DRAM chips, the principal component of the Company's memory modules, contributed to ongoing losses in the Company's memory module manufacturing business during fiscal 1999. By the end of September 1999, these losses had led to a working capital deficiency, in excess of $1,900,000, prior to giving effect to the Sale Transaction, that threatened the Company's ability to continue as a going concern. For these reasons, and as further described in the Proxy Statement, the Board of Directors approved the disposition of the Company's memory module manufacturing business pursuant to the Asset Purchase Agreement. The consummation of this transaction in December 1999 reduced the Company's liabilities and enabled the Company to continue operations of its memory module test systems business while meeting its ongoing obligations. Although there can be no assurance that the Sale Transaction will have the intended effect on the Company's financial condition and continuing operations, management believes that the Company's retained memory module test systems business will be able to survive independently of the operations sold to the Buyer, generate a positive cash flow, and yield net profits for the Company.

         In addition to approving the Reverse Split, the Board of Directors is asking that you support the effort to restructure the Company by ratifying the sale of the Company's memory module manufacturing business to the Buyer as discussed in the enclosed Proxy Statement. We encourage you to read the entire Proxy Statement and consider the same before casting your vote. YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.


-------------------------------          -------------------------------------
Parris H. Holmes, Jr.                    Charles T. Comiso
Chairman of the Board                    President and Chief Executive Officer

                            TANISYS TECHNOLOGY, INC.
                      12201 TECHNOLOGY BOULEVARD, SUITE 125
                            AUSTIN, TEXAS 78727-6101
                          TELEPHONE NUMBER 512/335-4440

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ______________, 2000

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Tanisys Technology, Inc., a Wyoming corporation ("Tanisys" or the "Company"), will be held on ____________, 2000, at 10:00 a.m., Central ______ Time, at ____________________________ in Austin, Texas, for the
purpose of considering and voting upon the following:

         (1) To ratify the sale of certain assets and the assumption of certain liabilities related to the Company's memory module manufacturing business and the sale of stock of the Company's wholly owned subsidiary, Tanisys (Europe) Ltd., to Tanisys Operations, LP, pursuant to an Asset Purchase Agreement dated December 9, 1999, as further described in the Proxy Statement;

         (2) To amend the Articles of Continuance of the Company to effect a one-for-two reverse stock split as further described in the Proxy Statement;

         (3) To ratify the appointment of Brown, Graham and Company, P.C. as independent public accountants of the Company for the fiscal year ending September 30, 2000; and

         (5) To consider and act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

         The Board of Directors has fixed the close of business on March ___, 2000, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company's principal executive offices during ordinary business hours prior to the meeting, and will be available at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE THREE PROPOSALS, EACH OF WHICH IS MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

                       By Order of the Board of Directors,

                                            ---------------------------
                                            CORPORATE SECRETARY
Austin, Texas

___________, 2000


                                    IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                   SUMMARY TERM SHEET OF THE SALE TRANSACTION


- TIME AND PLACE OF ANNUAL MEETING (SEE PAGE 1): __________ ____, 2000 at 10:00 a.m., Central ______ Time, at _____________ in Austin, Texas.

- RECORD DATE (SEE PAGE 1): You can vote at the Annual Meeting if you owned Tanisys Technology, Inc. Common Stock at the close of business on __________ ____, 2000.

- PROPOSAL TO BE VOTED ON (SEE PAGE ___): You are requested to ratify the sale of our memory module manufacturing business and our wholly owned subsidiary, Tanisys (Europe) Ltd. We refer to this as the Sale Transaction.

- RECOMMENDATION OF THE BOARD OF DIRECTORS (SEE PAGE ___): The Board of Directors recommends that you vote "For" ratification of the Sale Transaction.

- OUR REASONS FOR THE SALE TRANSACTION (SEE PAGES ___): The primary reasons for the Sale Transaction are: (1) unfavorable industry conditions in our memory module manufacturing business, (2) our lack of current and prospective profitability in our memory module manufacturing business, and
    (3) our weak financial condition.

- OUR REASONS FOR SEEKING STOCKHOLDER RATIFICATION OF THE SALE TRANSACTION (SEE PAGE __): The Buyer of the Company's memory module manufacturing business in the Sale Transaction required ratification by the Company's stockholders on or before ____, 2000.

- VOTE REQUIRED (SEE PAGE __): Assuming the existence of a quorum, a majority of the shares of our Common Stock voting in person or by proxy at the Annual Meeting is required to ratify the Sale Transaction.

- HOW TO VOTE YOUR SHARES (SEE PAGE ___): Mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. In order to assure that your vote is obtained, please give us your proxy even if you currently plan to attend the annual meeting in person.

- HOW TO REVOKE YOUR PROXY (SEE PAGE __): To revoke your proxy, you may send a written notice to the Secretary of Tanisys Technology, Inc. stating that you would like to revoke your proxy, execute a later dated proxy, or attend the meeting and vote in person.

- DISSENTERS' RIGHTS (SEE PAGE __): Regardless of your vote, you do not have any dissenter's rights with respect to the Sale Transaction.

- EFFECT OF NOT RATIFYING THE SALE TRANSACTION (SEE PAGE __): If the stockholders do not approve the Sale Transaction, the Buyer will have the right to rescind the Sale Transaction. Such rescission could force us into bankruptcy.

- EFFECT OF RATIFYING THE SALE TRANSACTION (SEE PAGE __): Completing the Sale Transaction decreased our liabilities and allowed us to continue operations of our memory module test systems business.

- TAX EFFECTS OF THE SALE TRANSACTION (SEE PAGE __): The Sale Transaction will not have any federal income tax consequences to our stockholders.

- WHAT WE RECEIVED IN THE SALE TRANSACTION (SEE PAGES ___): In connection with the Sale Transaction, the Company received from the Buyer (i) $360,000, and
    (ii) the assumption by the Buyer of certain of our liabilities. We also agreed not to engage in a business in which more than 10% of the revenues are derived from development, sale or manufacture of memory modules and board design for a period of ten (10) years after the closing of the Sale Transaction.

- QUESTIONS ABOUT THE SALE TRANSACTION. If you have any questions about the Sale Transaction, you may contact Mr. Terry Reynolds, Vice President of Finance, at (512) 257-5014.

                            TANISYS TECHNOLOGY, INC.
                      12201 TECHNOLOGY BOULEVARD, SUITE 125
                            AUSTIN, TEXAS 78727-6101

                           ---------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ____________, 2000


                               GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy are furnished to the stockholders of Tanisys Technology, Inc., a Wyoming corporation ("Tanisys" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on _______________________, 2000 at 10:00 a.m., Central __________ Time,
at ___________________________, in Austin, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Annual Meeting will be voted.

         The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, no par value (the "Common Stock"). At the close of business on March ___, 2000 (the "Record Date"), there were outstanding and entitled to vote _______________ shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share.

         The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, as filed with the Securities and Exchange Commission (the "Commission") on February 24, 2000, and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999, as filed with the Commission on February 22, 2000, have been or are being furnished with this Proxy Statement, which is being mailed on or about _____________, 2000, to the holders of record of Common Stock on the Record Date. See "Annual Report and Incorporation by Reference."

                           VOTING AND PROXY PROCEDURES

         Properly executed proxies received in time for the Annual Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted FOR the ratification of the Sale Transaction, FOR the proposal to amend the Articles of Continuance of the Company to effect a one-for-two reverse stock split, and FOR ratification of the appointment of Brown, Graham and Company, P.C. as the Company's independent public accountants for the fiscal year ending September 30, 2000. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the shares represented by the proxy are voted at the Annual Meeting. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 12201 Technology Boulevard, Suite 125, Austin, Texas 78727-6101.

         The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Assuming the existence of a quorum, the affirmative vote of a majority of the shares of Common Stock present, either in person or represented by proxy, and entitled to vote at the Annual Meeting is required for the ratification of the Sale Transaction, to approve the Reverse Split and to ratify the appointment of Brown, Graham and Company, P.C. as the Company's independent public accountants and any other matters as may properly come before the Annual Meeting or any adjournment thereof. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting. If a quorum is not present in person or represented by proxy, the Annual Meeting may be adjourned until a quorum is obtained.

         Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be counted toward the calculation of a quorum, but will not be considered as either a vote for or against a proposal.

         The cost of solicitation of proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc. to act in the solicitation of proxies at a fee of approximately $_____________, plus expenses. The Company may require solicitations by telephone, telegram or otherwise, the extent of which depends on how promptly proxy votes are returned. Stockholders are urged to send proxies without delay. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof.

The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                              AVAILABLE INFORMATION

         The following is attached to this Proxy Statement and incorporated by reference into this Proxy Statement:

         - A copy of the Asset Purchase Agreement, excluding exhibits and schedules thereto, dated December 9, 1999, as amended, between the Company and Tanisys Operations, LP (Appendix A)

         The Company's Annual Report on Form 10-K for fiscal year ended September 30, 1999 and Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, accompany this Proxy Statement.

                           FORWARD-LOOKING STATEMENTS

         Statements that may be deemed "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, are made throughout this Proxy Statement and in the Company's 1999 Annual Report on Form 10-K, which accompanies this Proxy Statement. The Company has based these statements on its current expectations about future events and the anticipated effect of the Sale Transaction described in this Proxy Statement. Although the Company believes the expectations reflected in its forward-looking statements are reasonable, the Company cannot assure you that these expectations will be achieved. The Company's actual results may differ materially from what it currently expects.

         Factors that could cause actual results to differ materially include, but are not limited to, business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; customer relationships and financial condition; the availability of parts and supplies at reasonable prices; relationships with vendors; the interest rate environment; governmental regulation and supervision; seasonality; distribution networks; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition and new product offerings by competitors and price pressures; changing technologies; acceptance and inclusion of the Company's technologies by original equipment manufacturers ("OEMs"); changes in product mix; new product development; the negotiation of new contracts; significant quarterly performance fluctuation due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; product shipment interruptions due to manufacturing problems; one-time events; and other factors described herein. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                    MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: RATIFICATION OF THE SALE TRANSACTION

         Proposal 1 asks you to ratify the sale of certain assets and the assumption of certain liabilities related to the Company's memory module manufacturing business and the sale of stock of its wholly-owned subsidiary corporation, Tanisys (Europe) Ltd. (collectively, the "Memory Module Manufacturing Business") to Tanisys Operations, LP ("Buyer") pursuant to an Asset Purchase Agreement dated December 9, 1999 (attached hereto as Appendix
A) (the "Sale Transaction"). The closing of the Sale Transaction occurred on December 9, 1999, subject to the Company's obligation under the Asset Purchase Agreement, as amended, to obtain stockholder ratification. Failure to obtain stockholder ratification would permit the Buyer to rescind the Sale Transaction under the Asset Purchase Agreement.

BACKGROUND: DESCRIPTION OF THE COMPANY'S BUSINESS

         Prior to its disposition in the Sale Transaction, the Company's Memory Module Manufacturing Business consisted of manufacturing off-the-shelf and build-to-order semiconductor memory modules. The Company also has a line of business designing and marketing its DarkHorse-Registered Trademark- memory module test systems ("Memory Module Test Systems Business"). The Sale Transaction involved the sale of the Memory Module Manufacturing Business, with the Company retaining its Memory Module Test Systems Business.

         MEMORY MODULE MANUFACTURING BUSINESS. The Sale Transaction involved the sale of the certain assets and specified liabilities connected with the Company's Memory Module Manufacturing Business. The Memory Module Manufacturing Business commenced with the Company's acquisition of 1st Tech Corporation in May 1996. This Memory Module Manufacturing Business was comprised of two product lines: manufacturing of build-to-order, custom-branded memory modules for sale primarily to OEMs (the "FOCUS program") and contract manufacturing of memory modules for semiconductor manufacturers for the PC marketplace. In connection with contract manufacturing, the Company had developed a Comprehensive Logistics and Supply Solutions ("CLASS") program to assist customers in achieving faster time-to-market for new products as well as rapid manufacturing cycle times. Due to the better margins associated with the build-to-order line of business, however, the Company had strategically emphasized its FOCUS program. The Company sold products manufactured under its FOCUS program, either directly or through a network of independent sales representative organizations, to semiconductor manufacturers, OEMs and memory module manufacturers.

         The Company's Memory Module Manufacturing Business was never able to achieve profitability due to many factors, as described in "Background: The Company's Distressed Financial Condition." During fiscal 1997, 1998 and 1999, revenues derived from the sale of memory modules accounted for 88%, 83% and 80% of net sales, respectively. However, the

Memory Module Manufacturing Business contributed all of the Company's fiscal year 1999 operating losses of approximately $6,700,000. At September 30, 1999, the Memory Module Manufacturing Business represented approximately 79% of the Company's consolidated net deficit.

         TANISYS (EUROPE) LTD. The Sale Transaction also involved the sale to the Buyer of the Company's stock in its wholly-owned subsidiary, Tanisys (Europe) Ltd. This subsidiary was formed as a Scottish private limited company in 1998 to facilitate efforts to develop memory module sales to European-based customers. However, in April, 1999, the major CLASS customer of Tanisys (Europe) Ltd. was acquired by another semiconductor manufacturer and ceased to remain a customer of Tanisys (Europe) Ltd. From September 1999, Tanisys (Europe) Ltd. experienced no revenues and by November, 1999 had reduced its workforce by 70%, to approximately 17 employees. In the first calendar quarter of fiscal 1998, Tanisys (Europe) Ltd. had received an advance of approximately $824,000 for leasehold improvements from an affiliate of the government of Scotland which required the Company to guarantee the rent obligations of approximately $200,000 per year of Tanisys (Europe) Ltd., which guarantee remains in effect. At the present time, Tanisys (Europe) Ltd. is in compliance with the lease agreement. If Tanisys (Europe) Ltd. had to be shut down because the Sale Transaction is not ratified and is rescinded, approximately $2,500,000 in contingent liabilities for equipment contracts, leases, vendor payables and severance and other costs would become payable.

         MEMORY MODULE TEST SYSTEMS BUSINESS. The Company retains its Memory Module Test Systems Business after the Sale Transaction and continues to market these products under the DarkHorse brand name. The Company acquired DarkHorse Systems, Inc. in May 1996 and has continued development of standard and custom semiconductor memory module test systems. Memory module test systems are used by memory module manufacturers to evaluate whether semiconductor memory modules meet the necessary specifications of performance. The memory module test systems market typically is segmented into semiconductor memory manufacturers and independent manufacturers of memory modules for the personal computer OEM and aftermarket. OEMs typically require the manufacturer of the memory module to test completed modules under similar demands as actual use. Most module manufacturers perform "at speed" testing of modules. The Company believes that memory module test system buyers typically evaluate reliability, productivity, accuracy, advanced automation, software flexibility, service, customer support and price as purchase criteria. Demand for and purchases of new memory module test systems are prompted by the development, introduction and market support for new memory technologies by semiconductor manufacturers, memory module manufacturers and OEMs.

         The Company's current test system product line includes the SIGMA-3, SIGMA-2 and SIGMA-LC/SYNC-LC series. The Company's SIGMA-3 test system is sold to memory module manufacturers for personal computers which require high quality, maximum through-put and cost effectiveness in their test systems in a production environment. Another major feature of the SIGMA-3 is its backward capability to test older memory technologies such as EDO and Fast Page mode memory. Recently the Company has partnered with Rambus, Inc. and in the first quarter of fiscal 2000, the Company completed its first customer shipments of its Rambus-Registered Trademark- version of the SIGMA-3. This system is targeted at emerging memory technology and tests memory module data rates at frequencies of over 800 megahertz. As Rambus technology matures in the market place, the Company looks to supply this system for its customers' expanding test capabilities.

         The SIGMA-2 tester is designed for module manufacturers who need to perform "at-speed" tests of older synchronous and asynchronous DRAM, SRAM, Flash memory and VRAM modules. These systems are aggressively priced relative to the Company's major competitors. The market for these testers declines as the technology becomes outmoded.

         The Company also markets portable SIGMA-LC and SYNC-LC testers for the aftermarket segment, comprised of module manufacturers, module retailers, OEMs, large retail chains using them for personal computer service purposes, and distributors. Module testing requirements for the system aftermarket typically are rigorous. Memory additions to systems in use typically are already tested in accordance with the needs of system manufacturers and often may need only module identification to assure the correct module is being installed. Servicing of failed systems often requires limited testing of modules but typically does not require "at-speed" testing. As a result, aftermarket module testing often needs less rigorous test capabilities but higher portability and lower cost than does module testing at the time of system manufacture. The Company's aftermarket test system sales comprised less than 5% of its Memory Module Test System Business revenues in fiscal 1999.

         In North America and Europe, a majority of the Company's computer memory module test systems are sold directly to semiconductor manufacturers and independent manufacturers of memory modules. In Asia, the Company also sells test systems through distribution partners and independent sales representatives. Sales generally are made against standard customer purchase orders. In fiscal 1999 and 1998, the Company's ten largest customers accounted for 90.6% and 52.2% of its net test system sales, respectively. During fiscal 1999, the Company had three customers which accounted for approximately 70% of the Company's net test system sales, of which one customer accounted for approximately 44% of such sales.

         The Company's management believes that the timely development and introduction of new test systems products and technologies is essential to maintain the Company's competitive position. The Company's research and development activities are focused primarily on improving memory module testing technology to meet the demands of changing architecture. The Company is currently developing a version of the SIGMA-3 memory module test system with capabilities to test Double Data Rate SDRAM (DDR). The Company's product development activities also include Flash memory test systems. The growth rate for Flash memory devices is expected to reach over 50% per year in bit growth over the next few years. If this growth can be achieved, there will be a market for high quality, production level, cost effective test systems. In fiscal year 1999, the Company expended $1,600,000 in research and development activities, which represented 15.8% of its Memory Module Test Systems Business.

The Company plans to continue to devote substantial research and development efforts to the design of new memory module test systems.

         Proprietary technology incorporated into the Company's product designs enables the Memory Module Test Systems Business to generate high profit margins (approximately 55% in fiscal 1999). The Company believes that its proprietary intellectual property has provided a significant barrier to entry for potential competitors. The Company has 15 applications on file with the U.S. Patent and Trademark Office for patents to protect its intellectual property rights in products and technology related to its Memory Module Test Systems Business. The Company has had nine patents granted related to its Memory Module Test Systems Business. There can be no assurance that the pending patent applications will be approved or approved in the form requested. The Company expects to continue to file patent applications where appropriate to protect its proprietary technologies; however, the Company believes that its continued success depends primarily on factors such as the technological skills and innovation of its personnel rather than on patent protection. In addition, the Company attempts to protect its intellectual property rights through trade secrets, copyrights, trademarks and a variety of other measures, including non-disclosure agreements. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, that disputes with respect to the ownership of its intellectual property rights will not arise, that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that its intellectual property rights can otherwise be protected meaningfully. There can be no assurance that patents will issue from pending or future applications or that if patents are issued, they will not be challenged, invalidated or circumvented, or that rights granted thereunder will provide meaningful protection or other commercial advantage. Furthermore, there can be no assurance that third parties will not develop similar products, duplicate the Company's products or design around the patents owned by the Company or that third parties will not assert intellectual property infringement claims against the Company. In addition, there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad.

         During the fiscal year ended September 30, 1999, the Memory Module Test Systems Business generated $10,145,000 in net sales, resulting in a gross profit of $5,633,000 and $1,043,000 in net income, and at September 30, 1999 represented approximately 21% of the Company's consolidated net deficit.

BACKGROUND: THE COMPANY'S DISTRESSED FINANCIAL CONDITION

         Although the Company was able to develop increasing revenues from its Memory Module Manufacturing Business, it was not able to capture sufficient gross margins at the requisite sales volumes in order to make this business profitable. A number of factors contributed to the Company's inability to establish sufficient gross margins on its Memory Module Manufacturing Business. The Company failed to achieve the projected revenues that were required to produce sufficient margins to meet the Company's ongoing fixed costs. The Company also lost or failed to obtain the business of several large customers and potential customers due to the Company's poor financial condition, which caused concern about the Company's ability to deliver. Additionally, the Company faced an unpredictable cost structure due to uncertainties regarding inventory costs. The market for DRAM chips, the principal component in memory modules, has been highly volatile in terms of pricing and inventory availability. Many of the Company's competitors had greater financial resources and were able to obtain more advantageous prices, as well as secure allocations of DRAM during high demand periods. The Company would at times be forced to pay top market prices to procure DRAM indirectly through distribution sources, rather than directly from manufacturers. This, in turn, caused margin problems. Further, the Company's customers were generally on a single-order basis with no long term commitments, leaving the Company with a limited ability to adjust pricing as to outstanding orders.

         A shortage of computer memory chips in the fourth quarter of fiscal 1999 and a sudden and dramatic increase in memory chip prices during the same period severely disrupted the Company's business, resulting in major shortfalls of revenues. After dropping by approximately 95% from 1996 to mid-1999, memory chip prices escalated rapidly in August and September 1999, quadrupling between July and September 1999, before leveling off in October 1999. The Company had great difficulty in obtaining DRAM inventory during this period and lost several key orders. Additionally, one of the Company's largest CLASS customers (comprising approximately 26% of Company Memory Module Manufacturing Business sales in fiscal 1999) was acquired by another semiconductor manufacturer and ceased doing business with the Company.

         In July 1999, the Company's stock was delisted from the Nasdaq SmallCap Market for failure to meet the $2,000,000 net tangible assets requirement. SEE "Market Information Concerning The Company's Common Stock - - Delisting from Nasdaq." Delisting of the Company's stock placed the Company in default under the Stock Purchase Agreement entered into with KA Investments LDC ("KA") dated June 30, 1998, pursuant to which KA purchased 400 shares of 5% Series A Convertible Preferred Stock ("Series A Preferred Stock") of the Company for an aggregate purchase price of $10,000 per share or $4,000,000. KA also acquired warrants expiring in 2002 to purchase up to 133,333 shares of the Company's Common Stock at a $3.00/share exercise price, which warrants are currently exercisable. Under the terms of the Stock Purchase Agreement, the Series A Preferred Stock was convertible into shares of the Company's Common Stock at a price which is the lesser of (i) the initial conversion price of $2.31 per share (subject to adjustment for, among other things, a stock split) or (ii) a variable price based on 80% of the average of the three lowest closing bid prices during the 30-day trading period preceding the date of conversion. Quarterly dividends on the Series A Preferred Stock are payable in Common Stock or cash. The shares of Common Stock issuable under the Stock Purchase Agreement were registered under a Registration Statement on Form S-3 which became effective on August 13, 1998.

         Upon delisting of the Company's Common Stock from the Nasdaq SmallCap Market on July 27, 1999, the Company's Registration Statement on Form S-3 was no longer effective. As a result, under the Stock Purchase Agreement, KA could, at its option, elect to receive dividends in cash rather than Common Stock. In addition, several events, including delisting from Nasdaq, the failure to have an effective Registration Statement, or the failure to have sufficient shares of Common Stock to issue upon conversion, constitute a triggering event requiring redemption of the Series A Preferred Stock at the Mandatory Redemption Amount, subject to accrual of interest at 15% per annum from the date of demand for redemption. The Mandatory Redemption Amount is a formula calculated at the greater of $13,000 per share or a market-based per-share calculation. The Stock Purchase Agreement also restricts transfers of intellectual property rights unless transferred in connection with the sale of all or substantially all assets. Although the Company believes that the Sale Transaction was not a sale of all or substantially all of the Company's property under Wyoming corporate law, the Sale Transaction did involve the transfer to Buyer of intellectual property rights relative to the Memory Module Manufacturing Business.

         As of the date hereof, the holder of the Series A Preferred Stock has not informed the Company if or when it may exercise any redemption right. As of February 29, 2000, the aggregate redemption price for the Series A Preferred Stock was $1,815,000, including a stipulated redemption premium. As of February 29, 2000, all dividends have been paid on the Series A Preferred Stock in Common Stock, not cash. The Company does not currently have sufficient funds to pay the redemption price or cash dividends. In addition, the Wyoming Business Corporation Act prohibits payment of cash dividends or the repurchase of shares if the Company would be unable to pay its debts or if its total assets would be less than its total liabilities plus amounts needed to satisfy preferential rights on dissolution. As of February 29, 2000, KA had been issued 4,421,174 shares of the Company's Common Stock upon conversion of 235 of its 400 shares of Series A Preferred Stock. KA still held 165 shares of Series A Preferred Stock.

         In August of 1999, the Company's Chief Financial Officer resigned to pursue another opportunity, followed shortly thereafter by the Controller and Assistant Controller. The Company has since hired a Vice President of Finance. SEE Item 10 of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

         In the fourth quarter of fiscal 1999, excluding the effect of the Sale Transaction, the Company lost more than $2,000,000, completing fiscal 1999 with a $4,500,000 net loss. As of the end of September 1999, the Company had a working capital deficit of $1,900,000, prior to the effect of the Sale Transaction, that threatened its ability to continue as a going concern.

BACKGROUND OF THE SALE TRANSACTION

         On October 15, 1999, the Company hired the investment banking firm of Harris, Webb & Garrison, Inc. ("HWG") to assist it in addressing alternatives to improve the overall posture of the Company and bolster stockholder value. The September 1999 financial results for the Company and excessive losses in its Memory Module Manufacturing Business made the Company's ability to attract financing unlikely. In consultation with HWG, the Company evaluated selling the Memory Module Manufacturing Business and retaining its other operations.

         In October, 1999, the Company also engaged a law firm that specialized in bankruptcy to evaluate alternatives, including a liquidation analysis for the Company as a whole. Management estimated that the cost to shut down its Memory Module Manufacturing Business would exceed $5,000,000. The liquidation analysis projected a 6 to14% return to unsecured creditors upon liquidation. Factors diminishing the potential return included the following: the senior lender had a lien on all inventory and receivables, capital leases encumbered a large portion of fixed assets, and a substantial portion of the assets were located in Scotland and subject to a differing priority scheme. The firm indicated that in its opinion in order to file a successful reorganization proceeding under Chapter 11 of the U.S. Bankruptcy Code, the Company needed more cash than was currently available. Absent a steady cash funding source, a successful reorganization proceeding was considered unlikely.

         HWG and the Company contacted over 15 potential buyers for the Memory Module Manufacturing Business. Of the 15 contacted, 6 signed confidentiality agreements and only 3 gave an indication of interest in a possible transaction. Two of the inquiries related to the acquisition of tangible assets only, at a distressed price and without assuming any liabilities. The third, All Components, Inc. ("ACI"), indicated it would be willing to consider an acquisition of the Memory Module Manufacturing Business if structured as an asset sale in which an entity controlled by it would assume only certain liabilities of the Company.

         Although a number of alternatives, including Chapter 7 liquidation, were considered by the Board of Directors, the best alternative was considered to be ACI's expression of interest in acquiring the Memory Module Manufacturing Business. On November 12, 1999, the Company and ACI executed a non-binding letter of intent. The Company agreed not to solicit or negotiate another acquisition offer (other than for the Memory Module Test Systems Business) until December 31, 1999. From November 12, 1999 until December 9, 1999, the Buyer conducted continuing due diligence and simultaneously the parties and their counsel negotiated a definitive asset purchase agreement.

         On December 9, 1999, the Board of Directors, by unanimous written consent, determined that the Sale Transaction contemplated under the Asset Purchase Agreement attached hereto as Appendix A would be fair and in the best interests of stockholders. As part of its deliberations between October and December 1999, the Board of Directors discussed and considered numerous factors, including, without limitation, the following:

         - Information concerning the financial condition, results of operations and prospects of the Company's Memory Module Manufacturing Business, including the belief of the Board of Directors that the Company would be unable to meet its ongoing obligations.

         -        Inability to obtain capital.

         - The overall effect of the Sale Transaction on the Company's financial condition; specifically, the amount of debt the Company would have after completion of the transaction and its future ability to service its debt.

         - The belief that certain unsecured creditors of the Company would accept discounted settlements of outstanding trade payables as required by Buyer in order to proceed with the Sale Transaction.

         - The costs associated with liquidation under the Bankruptcy Code, including associated legal and other fees.

         - The possible effects a bankruptcy filing would have on the Company's stockholders, including the Company's belief that if it were forced into liquidation there would be little or no value available for distribution to its stockholders and that the Company could not assure a reorganization whereby its stockholders would have a continuing interest in the Company.

         - The ability to complete a transaction in a timely manner to prevent the possible institution of an involuntary bankruptcy proceeding by the Company's creditors.

         - The ultimate effect of the proposed transaction on the Company's stockholders.

         The factors discussed above are not an exhaustive list of the factors considered by the Board of Directors but include the material factors considered. The Board of Directors did not quantify or attach any particular weight to the various factors considered in reaching its determination that the proposal would be fair and in the best interests of stockholders. As a result of its consideration of these factors and other relevant considerations, the Board of Directors determined that the Sale Transaction was advisable and in the best interests of the stockholders.

REASONS FOR THE VOTE

         Under the Asset Purchase Agreement, the Buyer has required that the Sale Transaction be submitted to the Company's stockholders for ratification. The Company believes, and has obtained an opinion of Wyoming counsel to the effect that, stockholder approval of the Sale Transaction is not required under the Wyoming Business Corporation Act.

VOTE REQUIRED

         Assuming the presence of a quorum, ratification of Proposal 1 requires the affirmative vote of a majority of votes cast, in person and by proxy, at the Annual Meeting by the holders of shares of Common Stock entitled to vote. Under the Company's bylaws, a quorum consists of a majority of the stock issued and outstanding and entitled to vote at the meeting. (If, under the Wyoming Business Corporation Act, the Company were required to obtain stockholder approval of the Sale Transaction, then the affirmative vote of a majority of all issued and outstanding shares of the Common Stock would have been required for such approval.) Abstentions and broker non-votes will not be considered as a vote for or against the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for Proposal 1.

POSSIBLE CONSEQUENCES IF THE SALE TRANSACTION IS NOT RATIFIED

         Failure of the Company's stockholders to ratify the Sale Transaction gives rise to rights on the part of the Buyer to rescind the Sale Transaction under the Asset Purchase Agreement by giving written notice to the Company. The Company currently has insufficient funds to return the purchase price to the Buyer. Further, the Board of Directors believes that rescission of the Sale Transaction could result in:

         - the Company's creditors filing an involuntary bankruptcy petition against the Company;

         -        the Company's filing of a voluntary bankruptcy petition;

         - the Company's inability to take advantage of business opportunities pertaining to the retained Memory Module Test Systems Business, due to doubt about its ability to satisfy its financial obligations; and/or

         - the Company's inability to attract funds to adequately capitalize its retained Memory Module Test Systems Business.

         If the Sale Transaction is rescinded, the Board of Directors believes it is likely that the Company will be forced to file a petition under the United States Bankruptcy Code. If a bankruptcy proceeding resulted in the Company's liquidation, the Board of Directors believes it unlikely that any value would be available for distribution to the Company's preferred or common stockholders or to its unsecured creditors.

CERTAIN EFFECTS OF THE SALE TRANSACTION

         After closing of the Sale Transaction, as of December 31, 1999:

         - The Company's total assets of $2,678,000 were substantially smaller, consisting primarily of accounts receivable of $1,586,000.

         - The Company's consolidated net revenues were substantially reduced from $12,920,000 in the quarter ended December 31, 1998 to $2,017,000 in the quarter ended December 31, 1999.

         - The Company's working capital was in a negative position of $2,210,000 as of December 31, 1999.

         - The Company's secured indebtedness was reduced from $5,302,000 as of December 31, 1998 to $746,000 as of December 31, 1999.

         - The Company's liabilities to trade creditors were reduced from $5,408,000 as of December 31, 1998 to $1,494,000 as of
                  December 31, 1999.

         - Stockholders retained their equity interest in the Company, restructured to retain its Memory Module Test Systems Business.

         - Revenues from the Company's Memory Module Test Systems Business increased to $2,017,000 for the quarter ended December 31, 1999 from $1,651,000 for the quarter ended December 1998.

LOSS ON SALE TRANSACTION

         In connection with the Sale Transaction, the Company incurred a loss of $3,319,000. The components of the loss include the following: total consideration from the Buyer totaled $2,265,000, which included $360,000 in cash proceeds and approximately $1,905,000 in assumed liabilities. The Company sold assets with a book value of $2,786,000, which included fixed assets of $666,000, accounts receivable of $1,077,000 and inventory of $1,043,000. The stock of the Company's wholly owned subsidiary, Tanisys (Europe) Ltd., which carried a book value of $1,200,000 also was sold to the Buyer in the Sale Transaction. Additionally, in connection with, and as a condition to closing, the Sale Transaction, the Company was able to negotiate a reduction in the aggregate amount payable to certain of the Company's creditors by approximately $1,700,000. The loss on the Sale Transaction was effectively reduced by this debt forgiveness.

         The Company incurred additional expenses totaling approximately $1,985,000 in connection with the Sale Transaction, which have been paid, including the following: writing off fixed assets of the Memory Module Manufacturing Business totaling $1,137,000, issuing stock and warrants valued at $98,000 on the dates of issuance to certain creditors in satisfaction of amounts owed, incurring expenses to terminate various lease obligations in the amount of $109,000, writing off $327,000 in inventory and $65,000 in deferred financing costs, paying

$129,000 to the Company's principal lender to terminate its line of credit, paying professional fees of $86,000 and a variety of additional miscellaneous costs totaling $71,000.

         The Company also expects to incur future costs, in addition to those detailed above, in connection with the Sale Transaction, estimated as follows: lease termination costs for capital equipment of $836,000, professional fees of approximately $158,000, stockholder meeting and proxy costs of approximately $100,000, potential warranty expenses related to the Memory Module Manufacturing Business of approximately $52,000, and additional expenses related to retained liabilities of the Memory Module Manufacturing Business estimated at $142,000. These costs have been accrued by the Company and are included on the Consolidated Balance Sheet for the Company and reported as liabilities of discontinued operations on the Form 10-K for the fiscal year ended September 30, 1999 and the Form 10-Q for the quarter ended December 31, 1999.

BUYER

         Tanisys Operations, LP is a Texas limited partnership formed for the purpose of purchasing the Memory Module Manufacturing Business from the Company pursuant to the Asset Purchase Agreement. Tanisys GP, Inc. is the general partner of the Buyer, which is owned by Tanisys LP, Inc., a Nevada corporation, which in turn is wholly owned by All Components, Inc., a supplier of semiconductor devices headquartered in the Dallas, Texas area. The address of the Buyer is 13717 Beta Road, Farmers Branch, Texas 75244. Neither the Company, nor any of its officers or directors, are partners, officers or directors of the Buyer or its affiliates or have any financial interest in the Buyer or its affiliates.

NO DISSENTERS' RIGHTS

         The Company does not believe that Proposal 1 is required to be submitted to a vote of the stockholders under the Wyoming Business Corporation Act. Thus, the stockholders do not have dissenters' rights under the Wyoming Business Corporation Act.

                          THE ASSET PURCHASE AGREEMENT

         The Asset Purchase Agreement related to the sale of certain assets and the assumption of certain liabilities by the Buyer in connection with the Company's Memory Module Manufacturing Business, as well as the sale of all stock in the Company's wholly owned subsidiary, Tanisys (Europe) Ltd. In addition, the Company entered a covenant not to compete for ten years after the closing of the Sale Transaction, as further described below. The following description of the Sale Transaction is qualified in its entirety by reference to the Asset Purchase Agreement, which is included herewith as Appendix A.

         PURCHASE PRICE AND ASSUMPTION OF LIABILITIES. In exchange for the sale of assets and the covenant not to compete, the Buyer agreed to pay the Company $360,000, of which $260,000 was for the assets and $100,000 was for the non-compete covenant described below. Of the monetary portion of the consideration, at the closing on December 9, 1999:
$60,000 was paid to the Company in cash; $85,000 was retained by the Buyer as security for a loan from the Buyer to the Company for pre-payment of fees due to the Company's lender, Bank of America Commercial Finance Corporation ("Bank of America"); $35,000 was held in escrow for Bank of America's legal costs and potential future costs related to the Company's accounts; $24,000 was paid to Boston Financial & Equity Corporation ("Boston Financial") on behalf of the Company; $9,000 was paid to Bank of America on behalf of the Company for miscellaneous additional fees owed by the Company; and $147,000 was held by the Buyer pending confirmation of accounts receivable relating to the Company's Memory Module Test Systems Business. Subsequent to closing the Sale Transaction:

         - The $147,000 held by the Buyer to confirm the Company's Memory Module Test Systems Business accounts receivable, was released to the Company on December 15, 1999.

         - The Bank of America indebtedness described below was paid in full on January 6, 2000, and the $85,000 retained as security for such has been released to the Buyer for payment in full of the $85,000 loan for Bank of America pre-payment fees.

         - Of the $35,000 held in escrow, $13,000 was released to Bank of America to reimburse its legal fees, $9,000 was released to the Buyer as an offset against an account payable to a Memory Module Manufacturing Business vendor who was also a customer, and $13,000 was released to the Company as of February 28, 2000.

         In addition to the monetary consideration, the Buyer agreed as part of the Sale Transaction to assume, perform and discharge certain specified liabilities of the Company, including a portion of the indebtedness under a line of credit to the Company from Bank of America. SEE "Purchase of Bank of America Indebtedness" below. In addition to the Bank of America indebtedness of $700,000, the Buyer assumed specified vendor liabilities aggregating $1,205,000 as of December 9, 1999, and paid $950,000 directly to Boston Financial toward the acquisition of certain leased equipment and in settlement of the Company's obligations under its Master Equipment Lease dated March 11, 1999. Except for the assumed liabilities, the Company retained its other liabilities, including liabilities related to the Memory Module Test Systems Business, environmental liabilities, and other liabilities of the Company for indebtedness prior to the closing of the Sale Transaction.

         NON-COMPETE. For a period of ten years after the closing of the Sale Transaction, the Company has agreed not to directly or indirectly engage in any business in North America, South America, Europe or Asia where more than 10% of the consolidated revenues are derived from the development, manufacture, sale or provision of memory modules and board design. The Company agreed for a ten year period not to solicit key employees of Buyer or its affiliates with respect to the Memory Module Manufacturing Business or interfere with relationships with employees, customers, distributors and suppliers. Although $100,000 of the purchase price was allocated to the non-compete for tax purposes, the parties agreed that this would be inadequate in the event of a breach of the non-compete covenant by the Company and further agreed that, in addition to any additional proven damages, $1,500,000 of the purchase price would be refunded by the Company in cash to the Buyer if it is determined by a court or an arbitrator that the Company violated the non-compete.

         PURCHASE OF BANK OF AMERICA INDEBTEDNESS. As part of the Sale Transaction, the Buyer purchased that certain Loan and Security Agreement dated July 24, 1997, between the Company and Bank of America with an outstanding balance of $1,611,000. Of that amount, the Buyer assumed $700,000 as an assumed liability and as of closing of the Sale Transaction the remaining $911,000 remained due and owing by the Company to the Buyer, secured by all of the Company's assets. On January 6, 2000, all outstanding amounts due by the Company to the Buyer under this obligation were paid in full pursuant to a new $2,000,000 financing that the Company established with the Austin, Texas office of Silicon Valley Bank headquartered in Santa Clara, California.

         CREDITORS' SETTLEMENT. As a condition for the Buyer to execute the Asset Purchase Agreement, the Company settled an aggregate amount of $2,950,000 in Company trade payables to certain unsecured creditors by Buyer's payment of $1,205,000 in vendor liabilities and a payment by the Company in Common Stock and inventory valued at $201,000. These vendors (approximately 37 in number) executed releases of the Company and the Buyer with respect to the settled indebtedness.

         REPRESENTATIONS AND WARRANTIES. The Company made various representations and warranties with respect to its assets and operations in the Asset Purchase Agreement. These representations and warranties terminate two years after the closing except those relating to its authority to execute and perform the Asset Purchase Agreement, real property matters and title to tangible assets, which survive indefinitely. In addition, representations and warranties relating to taxes expire 60 days after expiration of the applicable statute of limitations and representations and warranties relating to environmental conditions expire on the tenth anniversary of the closing.

         INDEMNITY. Both parties mutually agreed to indemnify the other (and certain defined affiliates) from losses based on breach of warranty or covenants and losses related to the assumed liabilities (as to the Buyer) and the retained liabilities (as to the Company). In addition, the Company has agreed to indemnify the Buyer from (i) any failure to submit the Asset Purchase Agreement to the Company's stockholders for approval, (ii) the operation of the transferred assets and related business prior to closing,
(iii) environmental liabilities relating to the transferred assets, (iv) product liability and employee claims prior to closing, and (v) amounts due Bank of America after the date of the Asset Purchase Agreement. The Buyer may offset any indemnification against the consulting payment payable to the Company under the Asset Purchase Agreement. See "Additional Arrangements" below.

         EMPLOYEES. Buyer agreed not to solicit or hire employees of the Company without the consent of the Company. At closing, Buyer offered employment to 42 of the Company's employees who worked in the Memory Module Manufacturing Business and the Company assigned to the Buyer all its rights under confidentiality and non-complete agreements with any employees (other than the employees which were retained by the Company).

         ADDITIONAL ARRANGEMENTS. For a period of six months from closing, the Buyer has the right to require that the Company provide transitional consulting services for a monthly fee of $15,000 (based on 160 hours of service). The Buyer has paid the Company for such consulting services for December 1999 (on a pro rated basis) and January and February 2000. The Company does not know whether the Buyer will engage it to provide services during the remainder of the six-month consulting services period. The Buyer is also subleasing certain space from the Company, as described below in "Company Business Following the Sale Transaction- Properties." Additionally, the Buyer made a one-time payment of $30,000 to the Company for use of certain equipment for the month of January 2000.

COMPANY BUSINESS FOLLOWING THE SALE TRANSACTION

         Since consummating the Sale Transaction in December 1999, the Company has refocused its efforts on its Memory Module Test Systems Business. SEE "Background: Description of the Company's Business: Memory Module Test Systems Business." Following the Sale Transaction, the Company also retained its proprietary Tanisys Touch technology, available for licensing to third parties. Although not currently under license, this technology provides an imbedded switching mechanism alternative to mechanical and other switch technologies. In fiscal year 1999, the Company derived $118,000 in revenues from this technology.

         After closing of the Sale Transaction, the Company has the same directors and retains its officers associated with the Memory Module Test Systems Business, including Charles T. Comiso as the Company's President and Chief Executive Officer. While the Company's working capital position was ($2,210,000) as of December 31, 1999, management believes that current operations should be able to generate a positive cash flow sufficient to meet the Company's current obligations.

         EMPLOYEES. At September 30, 1999, the Company had 206 employees. There were 184 employees in Austin, including 23 engineering and product development employees, 23 finance and administration employees, 33 employees in the sales, marketing technical and customer support areas, and 105 manufacturing employees and 22 employees in Scotland.

         Between September 30, 1999 and the completion of the sale of the Memory Module Manufacturing Business in December 1999, 5 employees in Austin were terminated for performance problems and 27 Austin employees and 1 Scotland employee left voluntarily to seek other employment. In addition, the positions of 20 Austin employees and 4 Scotland employees were eliminated on October 21, 1999, to reduce the Company's operating expenses. The sale of the Memory Module Manufacturing Business resulted in 42 Austin employees and

17 Scotland employees being offered positions with the Buyer of that business. The positions of 47 Austin employees were eliminated as a result of the sale.

         After the Sale Transaction, the Company has 43 full-time employees. These employees include 24 engineering, product development manufacturing and technical support employees, 11 finance and administration employees, and 8 employees in sales and marketing. The Company believes that its future success will depend in part on its ability to attract and retain highly skilled management, engineers, sales, marketing, finance and technical personnel. Recruitment of personnel in the computer industry, particularly engineers, is highly competitive. There can be no assurance of the Company's ability to recruit and retain the employees that it may require.

         PROPERTIES. At February 1, 2000, the Company has leased 39,176 square feet of space for its corporate offices at 12201 Technology Boulevard, Suite 125, Austin, Texas, pursuant to a lease which, under agreement with the landlord, will be terminated on March 17, 2000. The Company currently is paying annual rent of approximately $308,000 plus a pro rata charge for property taxes, common area maintenance and insurance.

         The Buyer of the Memory Module Manufacturing Business has subleased 24,330 square feet of this space from the Company until March 17, 2000. Under the sublease arrangement, Buyer pays an annualized rental rate of approximately $197,000, plus 75% of the operating expenses which the Company is obligated to pay under its lease.

         Effective March 18, 2000, the Company will lease, from its current landlord at the same address, 14,846 square feet at $67,550 for the last 6.5 months of fiscal year 2000 and $151,430 annually until March 31, 2003, plus a pro rata charge for property taxes, common area maintenance and insurance.

         COMPETITION. The memory module test system industry is intensely competitive, including several competitors which have achieved a substantial market share. It is difficult to measure the size of the memory module test system market because some test products perform more than a single function and because some manufacturers do not use a test product for their test applications. The Company estimates the potential market at 300 to 500 test systems per year. Certain of the Company's competitors have substantially greater financial, marketing, technical, distribution and other resources, greater name recognition, and larger customer bases than the Company. The Company also faces competition from new and emerging companies that have recently entered or may in the future enter the market.

         The Company expects its competitors to continue to improve the performance of their current products, to reduce their current product sales prices and to introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sale or loss of market acceptance of the Company's products. There can be no assurance that enhancements to or future generations of competitive products will not be developed that offer better prices or technical performance features than the Company's products. To remain competitive, the Company must continue to provide technologically advanced products on a reliable basis, reduce manufacturing costs and compete favorably on the basis of price. In addition, increased competitive pressure has led in the past, and may continue to lead to, intensified price competition, resulting in lower prices and gross margins, which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully in the future.

         LEGAL PROCEEDINGS. As of the date hereof, the Company is a defendant in one lawsuit which was filed on January 25, 2000 in the 201st Judicial Court of Travis County by Diamond Computer Resources, Inc., one of the Company's former Memory Module Manufacturing Business customers, for alleged breach of contract. The damages asserted in the pleadings are approximately $78,000. The Company intends to vigorously defend this lawsuit.

NO FAIRNESS OPINION

         The Board of Directors chose not to obtain a "fairness" opinion from an investment banking firm concerning the Sale Transaction described in this Proxy Statement. The Asset Purchase Agreement was negotiated at arm's length between the Company and Buyer. Given the Company's limited resources and the fact that the Company was retaining with its Memory Module Test Systems Business, the Board of Directors did not believe it was in the best interests of the stockholders to incur the cost of a fairness opinion.

FEDERAL INCOME TAX CONSEQUENCES OF SALE TRANSACTION

         The following is a summary of the material anticipated federal income tax consequences to the Company and its stockholders of Proposal 1 described in this Proxy Statement. This summary is based on the federal income tax laws as now in effect and as currently interpreted. This summary does not take into account possible changes in tax laws or interpretations after the date of this Proxy Statement, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences and is not intended as tax advice to any person. The summary does not address any consequences of the Sale Transaction under any state, local or foreign income or other tax laws.

         The Company's existing stockholders will not recognize any gain or loss resulting from the Sale Transaction described in the Proxy Statement. The Company should not recognize any taxable gain as a result of the Sale Transaction. Although a discharge of indebtedness, in whole or in part, may result in the realization of income, an exception exists where an entity is insolvent both prior to and following such discharge. In such case, the insolvent entity may elect to first reduce tax attributes, such as net operating loss carry-forwards and capital loss carry-forwards, certain tax credit carry-forwards, followed by reduction in basis of assets. The Company was insolvent both prior to and following the Sale Transaction. The estimated discharge of indebtedness of $1,544,000 related to certain trade accounts payable will be applied in whole to the Company's net operating loss carry-forward.

INTEREST OF CERTAIN PERSONS IN THE SALE TRANSACTION

         On January 12, 2000 the Company issued 600,000 shares of Common Stock to Charles T. Comiso, President and Chief Executive Officer of the Company, and 250,000 to Parris H. Holmes, Jr., Chairman of the Board of Directors of the Company, in connection with services rendered in the Sale Transaction. This Common Stock was valued at $165,047 based on the market value on the date of issuance and was included in the estimated loss and disposal of the Memory Module Manufacturing Business in the Company's financial statements for fiscal 1999.

REGULATORY APPROVALS

         The Company is not aware of any approval required by a state or federal regulatory agency in order to consummate the Sale Transaction.

THE BOARD OF DIRECTORS' RECOMMENDATION

         The Board of Directors believes the Sale Transaction described in this Proxy Statement will improve the Company's financial condition and its ability to develop its remaining product line, comprised of the DarkHorse Memory Module Test Systems. THE BOARD OF DIRECTORS HAS APPROVED THE ASSET PURCHASE AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1 TO RATIFY THE SALE TRANSACTION.


                            SELECTED FINANCIAL DATA

The following table presents selected historical financial data of the Company. This information is contained in the financial statements to the Company's Annual Report on Form 10-K, which accompanies this Proxy Statement and should be read in conjunction herewith.

                    TANISYS TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           FOR THE YEAR ENDED SEPTEMBER 30,
--------------------------------------------------------------------------------------------------------------------------
                                                                   1999                   1998                    1997
--------------------------------------------------------------------------------------------------------------------------
Net sales                                                     $ 10,145,108            $ 5,349,285            $  5,294,000
Cost of goods sold                                               4,512,602              2,959,655               3,465,892
--------------------------------------------------------------------------------------------------------------------------
Gross profit                                                     5,632,506              2,389,630               1,828,108
--------------------------------------------------------------------------------------------------------------------------
Operating expenses:
   Research and development                                      1,602,131              1,692,059               1,589,103
   Sales and marketing                                           1,537,717              1,287,903               1,188,754
   General and administrative                                      703,900                665,420                 602,783



                                                     20


   Depreciation and amortization                                   155,466                902,064               1,393,880
   Bad debt expense                                                233,196                136,139                 780,785
--------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                   4,232,410              4,683,585               5,555,305
--------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                          1,400,096             (2,293,955)             (3,727,197)
Other income (expense):
   Interest income                                                  13,675                 23,808                  15,981
   Interest expense                                               (371,514)              (213,617)               (231,480)
   Other income                                                      1,065                      -                       -
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                         1,043,322             (2,483,764)             (3,942,696)
--------------------------------------------------------------------------------------------------------------------------
Discontinued operations, net of income taxes:
   Loss from discontinued operations, net of income taxes       (6,690,903)            (6,064,032)             (6,171,132)
      of $-0-
   Estimated loss on disposal of memory module
      manufacturing  business                                   (3,319,147)                     -                       -
--------------------------------------------------------------------------------------------------------------------------
Loss from discontinued operations                              (10,010,050)            (6,064,032)             (6,171,132)
--------------------------------------------------------------------------------------------------------------------------
Net loss                                                      $ (8,966,728)           $(8,547,796)           $(10,113,828)
==========================================================================================================================

Income (loss) from continuing operations                      $  1,043,322            $(2,483,764)           $ (3,942,696)
    Preferred stock dividend and amortization of the
      value of the beneficial conversion feature on
      the preferred stock                                       (1,007,949)              (588,016)                      -
--------------------------------------------------------------------------------------------------------------------------
Net income (loss) from continuing operations
    applicable to common stockholders                               35,373             (3,071,780)             (3,942,696)
Loss from discontinued operations                              (10,010,050)            (6,064,032)             (6,171,132)
--------------------------------------------------------------------------------------------------------------------------
Net loss applicable to common stockholders                    $ (9,974,677)           $(9,135,812)           $(10,113,828)
==========================================================================================================================
Basic income (loss) per common share:
  Income (loss) from continuing operations
       applicable to common stockholders                      $          -            $     (0.15)           $      (0.22)
   Loss from discontinued operations                                 (0.43)                 (0.29)                  (0.35)
--------------------------------------------------------------------------------------------------------------------------
   Net loss applicable to common stock                        $      (0.43)           $     (0.44)           $      (0.58)
==========================================================================================================================
Diluted income (loss) per common share:
  Income (loss) from continuing operations
       applicable to common stockholders                      $        .01            $     (0.15)           $      (0.22)
   Loss from discontinued operations                                 (0.33)                 (0.29)                  (0.35)
--------------------------------------------------------------------------------------------------------------------------
   Net loss applicable to common stockholders                 $      (0.32)           $     (0.44)           $      (0.58)
==========================================================================================================================

PROPOSAL 2:   APPROVAL OF AMENDMENT TO ARTICLES OF CONTINUANCE TO EFFECT A
              ONE:TWO REVERSE STOCK SPLIT

INTRODUCTION

         The Company's Board of Directors has adopted a resolution to effectuate a one-for-two reverse stock split (the "Reverse Split") of the currently issued and outstanding shares of the Company's Common Stock on the basis of one share for every two shares. The effect of the Reverse Split upon holders of Common Stock will be that the total number of shares of the Company's Common Stock held by each stockholder will be automatically converted, without any action on the part of the stockholders, into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Split, divided by two, adjusted, as described below, for any fractional shares.

         Assuming the Reverse Split is approved by the Company's stockholders at the Annual Meeting, each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged except for minor differences resulting from adjustments for fractional shares. The voting and other rights of the holders of shares of Common Stock will not be altered by the Reverse Split. It is not anticipated that the number of stockholders of record of Common Stock of will be reduced by this transaction. The Reverse Split will not affect the number of authorized shares of Common Stock or preferred stock or the number of outstanding shares of Series A Preferred Stock.

         No certificates or scrip representing fractional shares of the Company's Common Stock will be issued to stockholders because of the Reverse Split. Any stockholder otherwise entitled to any fractional share interest due to the Reverse Split will receive in lieu thereof, one additional share of Common Stock for the fractional share such stockholder would otherwise be entitled to as a result of the Reverse Split.

REASONS FOR THE REVERSE SPLIT

         As discussed above, the Series A Preferred Stock issued to KA pursuant to the Stock Purchase Agreement (SEE "Proposal 1: Background: The Company's Distressed Financial Condition") requires the Company to reserve sufficient authorized but unissued Common Stock for conversion of the Series A Preferred Stock, payment of dividends and the exercise of the related warrants. In addition, in November, 1998 the Company issued $2,000,000 in debt with stock warrants to certain stockholders of the Company ("Noteholders"). The promissory note(s) evidencing this debt had a two-year term and accrued interest at 10% per annum, payable quarterly in unregistered shares of Common Stock or cash, at the option of the Company. The warrants are exercisable for the purchase of an aggregate of 2,000,000 shares of Common Stock, commencing December 1, 1998, at an excise price of $0.25 per share increasing to $0.50 per share on August 1, 1999 and $1.00 per share from October 2, 2000 until the expiration date of November 1, 2001. As of February 29, 2000, 1,600,000 shares of Common Stock have been issued upon exercise of the warrants by the Noteholders and 434,395 shares have been issued to the Noteholders to pay accrued interest through December 31, 1999. In February 2000, the Noteholders agreed to convert into shares of Common Stock, the outstanding principal plus accrued interest from January 1, 2000 through the conversion date on the basis of one share of Common Stock for each $0.25 of debt and interest owed the Company ("Debt Conversion"). As of February 29, 2000, 7,200,000 shares of Common Stock have been issued to the Noteholders for the Debt Conversion.

         On February 29, 2000, there were 36,492,780 shares of the Company's Common Stock issued and outstanding (including the shares issued for Debt Conversion) and there were stock options and warrants outstanding for 7,191,366 shares of Common Stock. If the remaining 165 shares of KA's Series A Preferred Stock were to be converted on February 29, 2000, based on an average trading price of $0.30 per share, approximately 5,500,000 shares of Common Stock would be issuable to KA for conversion and 45,206 shares for accrued dividends. This would result in 49,229,352 fully diluted shares, leaving only approximately 800,000 shares of authorized but unissued shares of Common Stock for future issuances.

         Re-listing on the Nasdaq SmallCap Market requires, among other things, that the minimum bid price of the Company's Common Stock exceed $4.00 per share. Over the past several months, the bid price of the Company's Common Stock has ranged from $0.24 to $2.50. Management believes that if the Reverse Split is approved by the stockholders and effectuated, then the Company's shares of Common Stock may achieve an improved price level and thus be in a better position to be re-listed.

         The Board of Directors recommends approval of the Reverse Split for the following reasons:

         - The Reverse Split is necessary for enough shares of Common Stock to be available to effect the conversion of Series A Preferred Stock into Common Stock, to pay dividends on Series A Preferred Stock and to satisfy the existing warrants and other options.

         - The Reverse Split may encourage interest in trading in the Company's Common Stock and promote greater liquidity for the stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split.

         - The Board of Directors also believes that the Reverse Split could result in a broader market for the Common Stock than that which currently exists. A variety of brokerage house policies and practices tend to discourage individual brokers from dealing with lower priced stocks. In addition, the structure of trading commissions tends to adversely impact lower priced stocks.

         - Although the Board of Directors cannot predict what effect the Reverse Split will have on the market price of the Company's Common Stock, it may result in an improved price level.

IMPLEMENTATION OF THE REVERSE SPLIT

         If approved by the stockholders, the Reverse Split will be implemented by amending the present Article 9 of the Company's Articles to add the following new paragraph:

                 "Effective as of the effective date of this Amendment, all outstanding shares of Common Stock shall be reverse split on a one-for-two basis so that each share of Common Stock issued and outstanding immediately prior to the effective date shall automatically be converted into and reconstituted as one half of a share of Common Stock ("Reverse Split"). No fractional shares will be issued by the Corporation as a result of the Reverse Split. In lieu thereof, each shareholder whose shares of Common Stock are not evenly divisible by two will receive one additional share of Common Stock for the fractional share such shareholder would otherwise be entitled to as a result of the Reverse Split."

         Pursuant to Section 17-16-1003(c) of the Wyoming Business Corporation Act, the Board of Directors has conditioned its submission of the amendment to the Articles by reserving the right to abandon the proposed Reverse Split before or after the Annual Meeting and prior to its effective date if for any reason it deems it advisable. The Board of Directors may consider abandoning the Reserve Split if it determines, in its discretion, that the Reverse Split would adversely affect the Company's ability to raise capital or the liquidity of the Common Stock, among other things. In addition, the Board of Directors may make changes to the amendment to the Articles as may be required by the Wyoming Secretary of State in order to file the amendment and give effect to the Reverse Split.

PRINCIPAL EFFECTS OF THE REVERSE SPLIT

         - Stockholders have no right under Wyoming law to dissent from the Reverse Split.

         - The Company has an authorized capital of 10,000,000 shares of preferred stock, par value $1.00 per share, and 50,000,000 shares of Common Stock, no par value, as of the date hereof. The authorized Common Stock of the Company will not be affected by the Reverse Split. The authorized preferred stock will not be affected by the Reverse Split. The number of issued and outstanding shares of Common Stock of the Company on February 29, 2000 was 36,492,780. Based upon the Company's best estimate, the aggregate number of shares of Common Stock that will be issued and outstanding on _____________, 2000 after giving effect to the Reverse Split is 18,246,390.

         - No cash will be paid in lieu of fractional shares as a result of the Reverse Split. Instead of a fractional share, stockholders will receive one additional share of Common Stock.

         - The Reverse Split may result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

DILUTION

         The Company has previously issued, and has outstanding, various options, warrants and rights to purchase 7,191,366 shares of its Common Stock. If the Reverse Split is approved by the stockholders, in general, both the per share exercise price and the number of shares subject to such options, warrants and rights will be affected by the Reverse Split.

         As a result, if the Reverse Split is implemented, it is possible that the holders of all or a substantial number of the outstanding options, warrants and rights to purchase shares of the Company's Common Stock will determine that it is not in their best interests to exercise such options, warrants or rights. If and to the extent that such is the case, each stockholder's percentage ownership interest in the Company and proportional voting power will not be proportionately reduced as the result of the exercise of such outstanding options, warrants and rights.

EXCHANGE OF STOCK CERTIFICATES

         Assuming the Reverse Split is approved by the stockholders, stockholders will be required to exchange their stock certificates for new certificates representing the shares of new Common Stock. Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by the Company's transfer agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

FEDERAL INCOME TAX CONSEQUENCES

         The following description of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

         The exchange of shares of Common Stock for shares of new Common Stock will not result in recognition of gain or loss. The holding period of the shares of new Common Stock will include the stockholder's holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of new Common Stock will be the same as the adjusted basis of the shares of Common Stock exchanged therefor.

VOTE AND BOARD OF DIRECTORS' RECOMMENDATION

         Assuming the presence of a quorum, the proposal to approve the Reverse Split requires the affirmative vote of the holders of shares of the outstanding shares of Common Stock constituting a majority of the voting power represented at the Annual Meeting in person or by proxy. Proxies will be voted for or against approval in accordance with specifications marked thereon and if no specification is made, will be voted FOR approval of the Reverse Split.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
                THE PROPOSAL TO APPROVE THE REVERSE SPLIT.


PROPOSAL 3:   RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, has appointed the firm of Brown, Graham and Company, P.C. to serve as independent public accountants of the Company for the fiscal year ending September 30, 2000. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting.

         Arthur Andersen LLP ("Andersen") served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the fiscal years ended September 30, 1994 through 1998. On January 12, 2000, the Company advised Andersen that the Company intended to retain a different independent accounting firm for the audit of its financial statements for the fiscal year ended September 30, 1999. Andersen's reports on the Company's consolidated financial statements for the last three years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company's Board of Directors recommended and approved the action taken with respect to Andersen.

         There have been no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement(s) in connection with its report.

         Brown, Graham and Company, P.C. has been engaged by the Company as its new independent principal accountant to audit the Company's consolidated financial statements. This engagement was effective as of January 12, 2000 commencing with the fiscal year ended September 30, 1999.

         Representatives of Brown, Graham and Company, P.C. will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

         Assuming the presence of a quorum, ratification of the appointment of Brown, Graham and Company, P.C. requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

BOARD OF DIRECTORS' RECOMMENDATION

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
         TO RATIFY THE APPOINTMENT OF BROWN, GRAHAM AND COMPANY, P.C. AS
                  INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY
                  FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000.


           FURTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information known by the Company regarding the beneficial ownership of Common Stock by persons owning beneficially more than 5% of the outstanding Common Stock at February 29, 2000. A total of 36,492,780 shares of the Company's Common Stock were issued at February 29, 2000.

                                                                                NO. OF SHARES

                                                                       BENEFICIALLY                PERCENT
         NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED (1)               OF CLASS (2)
         ------------------------------------                          ------------              ------------


         Parris H. Holmes, Jr.                                         1,821,360 (3)                 5.0%
         7411 John Smith Drive, Suite 200
         San Antonio, Texas 78229


---------------------

(1) Unless otherwise noted, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) The percentages indicated are based on outstanding stock options, exercisable within 60 days for each individual and36,492,780 shares of Common Stock issued and outstanding at February29, 2000.

(3) Includes 195,000 shares that Mr. Holmes has the right to acquire upon exercise of stock options, exercisable within 60 days.

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock at February 29, 2000 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each named executive officer and (iv) all executive officers and directors as a group. A total of 36,492,780 shares of the Company's Common Stock were issued and outstanding at February 29, 2000.

                                                                     COMMON STOCK
                                                             ------------------------
         5% BENEFICIAL OWNERS, DIRECTORS                       NUMBER
         AND NAMED EXECUTIVE OFFICERS                        OF SHARES(1)     PERCENT(2)
         ----------------------------                        ------------     ----------

         John R. Bennett                                        81,150(3)         *
         Charles T. Comiso                                   1,460,966(4)        4.0%
         Richard R. Giandana                                    24,500(6)         *
         Parris H. Holmes Jr                                 1,821,360(5)        5.0%
         Joseph C. Klein                                        63,500(7)         *
         W. Audie Long                                         937,023(8)        2.6%
         Gordon H. Matthews                                    157,500(9)         *
         Terry W. Reynolds                                          0             *
         Theodore W. Van Duyn                                  290,000(10)        *

         All executive officers and directors as a group
            (9 persons, including the executive officers
            and directors listed above)                      4,830,999(11)      13.2%

-------------------
*Represents less than one percent (1%) of the issued and outstanding shares of Common Stock.

(1) Unless otherwise noted, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) The percentages indicated are based on outstanding stock options exercisable within 60 days for each individual and 36,492,780 shares of Common Stock issued and outstanding at February 29, 2000.

(3) Includes 60,000 shares that Mr. Bennett has the right to acquire upon exercise of stock options, exercisable within 60 days.

(4) Includes 500,000 shares that Mr. Comiso has the right to acquire upon exercise of stock options, exercisable within 60 days.

(5) Includes 195,000 shares that Mr. Holmes has the right to acquire upon exercise of stock options, exercisable within 60 days.

(6) Includes 22,500 shares that Mr. Giandana has the right to acquire upon exercise of stock options, exercisable within 60 days.

(7) Includes 25,000 shares that Mr. Klein has the right to acquire upon exercise of stock options, exercisable within 60 days.

(8) Includes 12,500 shares that Mr. Long has the right to acquire upon exercise of stock options, exercisable within 60 days.

(9) Includes 95,000 shares that Mr. Matthews has the right to acquire upon exercise of stock options, exercisable within 60 days, and 1,900 shares owned by his daughter.

(10) Includes 25,000 shares that Mr. Van Duyn has the right to acquire upon exercise of stock options, exercisable within 60 days.

(11) Includes 970,000 shares that 9 directors and executive officers have the right to acquire upon exercise of stock options, exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         For the fiscal year ended September 30, 1999, Parris H. Holmes, Jr., Chairman of the Board of Directors, billed the Company $51,821 for expenses incurred in connection with issues involving corporate finance, business operations and business opportunities which the Company currently intends to pay by issuing shares of Common Stock in lieu of cash.

         During the fiscal year ended September 30, 1999, the Company paid W. Audie Long, the outside legal counsel to the Company, 30,000 shares of Common Stock in lieu of cash for professional services relating to legal issues.

         On November 2, 1998, the Company completed a private placement of $2,000,000 of debt with warrants to purchase 2,000,000 shares of Common Stock. Investors who participated in the private placement included Parris H. Holmes, Jr., Chairman of the Board, and Charles T. Comiso, the President and Chief Executive Officer of the Company. The Company also issued warrants to purchase 125,000 shares of Common Stock for $.01 per share to Parris H. Holmes, Jr., Chairman of the Board of Directors, in payment of expenses and professional fees incurred in connection with the private placement and 25,000 to legal counsel.

MARKET INFORMATION CONCERNING OUR COMMON STOCK

DELISTING FROM THE NASDAQ SMALLCAP MARKET. On May 11, 1999, the Company received notification from the Nasdaq Stock Market, Inc. that it did not comply with either of the net tangible asset/market capitalization/net income requirements for continued listing on the Nasdaq SmallCap Market. The Nasdaq requested the Company provide a plan for compliance. The Company appealed and the appeal was heard on June 24, 1999. The basis of the appeal was the Company's reliance on Nasdaq Market Place Rule 4310(c)(2) stating a $2,000,000 net tangible asset requirement. The Company believed the calculation of "net tangible assets" to equal total assets, less intangibles, less total liabilities. However, in accordance with the Nasdaq's unwritten policy, the value of the Company's Series A Preferred Stock was excluded from the calculation of the Company's net tangible assets, putting the Company in a position of non-compliance.

         On July 27, 1999, the Company received notice of the Nasdaq appeal panel's decision to delist the Company's securities from the Nasdaq SmallCap Market effective close of business July 27, 1999. The Company appealed this decision and is considering circumstances to comply with re-listing requirements.

         The delisting was a triggering event for the Company's Series A Preferred Stock; however, as of the date hereof the holder of the Series A Preferred Stock has not informed the Company if or when it will exercise its redemption rights.

         Since July 28, 1999, the Company's Common Stock has been trading on the Nasdaq OTC Bulletin Board under the trading symbol "TNSU."

HIGH AND LOW SALES PRICES OF COMMON STOCK. The following table sets forth the closing high and low sales prices of the Company's Common Stock for the periods indicated, as reported by Nasdaq.* These prices are believed to be representative of inter-dealer quotations, without retail make-up, mark-down or commissions, and may not represent prices at which actual transactions occurred.

                                                                           COMMON STOCK
                                                                           ------------
                  QUARTER ENDED                                         HIGH          LOW
                  -------------                                         ----          ---

         Fiscal 1998:
         ------------
                  December 31, 1997                                    $4.13        $2.00
                  March 31, 1998                                        4.50         2.38
                  June 30, 1998                                         3.16         2.25
                  September 30, 1998                                    2.56         1.50

         Fiscal 1999:
         ------------
                  December 31, 1998                                    $2.19        $1.41
                  March 31, 1999                                        2.50         1.25
                  June 30, 1999                                         1.88         1.00
                  September 30, 1999                                    1.31         0.47

         Fiscal 2000:
         ------------
                  December 31, 1999                                     0.79         0.24
                  Through February 18, 2000                            $1.62        $0.26


         At _________________, 2000 there were ______ recordholders of the Company's Common Stock and _____ recordholders of the Company's Series A Preferred Stock.

         *These prices reflect high and low bid prices of the Common Stock from July 28, 1999 as reported on the Nasdaq OTC Bulletin Board.

DIVIDENDS. The Company has not in the past nor does it intend to pay cash dividends on the Company's Common Stock in the foreseeable future. Delisting of the Company's shares is an event triggering payment of dividends on the Series A Preferred Stock in cash rather than Common Stock. To date, dividends on such preferred stock have continued to be paid in stock.

                                ANNUAL REPORT AND
                           INCORPORATION BY REFERENCE

         This Proxy Statement incorporates by reference certain sections of the Company's Annual Report to stockholders which accompanies this Proxy Statement. It consists of the Company's Form 10-K for the fiscal year ended September 30, 1999. Items 1, 2, 6, 7, 7A and 8 of the Company's Annual Report on Form 10-K are incorporated by reference into this Proxy Statement. Otherwise the Company's Annual Report does not form part of the materials for solicitation of proxies. In addition, Items 1 and 2 of Part 1 of the Company's Report on Form 10-Q for the quarter ended December 31, 1999 are incorporated by reference into this Proxy Statement.

         Any statement contained in an incorporated document shall be deemed modified or superseded to the extent a statement herein modifies or supersedes such statement. You should rely only on information contained or incorporated by reference in this Proxy Statement to vote on the matters described in this Proxy Statement. The Company has not authorized anyone to provide information that differs from what is contained in this Proxy Statement. This Proxy Statement is dated _____________, 2000. You should not assume the information contained in this Proxy Statement is accurate of a date other than such date, and the mailing of this Proxy Statement to stockholders will not create any implication to the contrary.

                        PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Common Stock intended to be presented pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") at the Annual Meeting of Stockholders to be held in 2001 must be received by the Company, addressed to the Secretary of the Company at 12201 Technology Boulevard, Suite 125, Austin, Texas 78727-6101, by October 15, 2000 to be considered for inclusion in the Company's proxy statement and form of proxy related to such meeting. After October 15, 2000, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2001 Annual Meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.

                                             By Order of the Board of Directors


                                             ----------------------------------
                                             CORPORATE SECRETARY

Austin, Texas
March _____, 2000

                              FINANCIAL INFORMATION

         In the Company's Form 10-K for fiscal year 1999, and Form 10-Q for the first quarter ended December 31, 1999, which accompany this proxy statement, the results of operations of the Memory Module Manufacturing Business have been classified as discontinued operations and prior periods have been restated to reflect the Sale Transaction and costs associated with the Sale Transaction have been recorded on the Company's consolidated financial statements as of September 30, 1999.

                            TANISYS TECHNOLOGY, INC.

         PROXY--ANNUAL MEETING OF STOCKHOLDERS-_____________, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.

         The undersigned stockholder(s) of Tanisys Technology, Inc. (the "Company") hereby appoint(s) Charles T. Comiso and Parrish H. Holmes, Jr., or each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on ______________________, at 10:00 a.m., Central __________Time, in Austin,
Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

                            -----------------------,

1. PROPOSAL TO RATIFY THE SALE OF THE COMPANY'S MEMORY MODULE MANUFACTURING BUSINESS AND THE STOCK OF TANISYS (EUROPE) LTD. TO TANISYS OPERATIONS, LP

                      / / FOR         / / AGAINST        / / ABSTAIN

2. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF CONTINUANCE TO EFFECT A ONE FOR TWO REVERSE STOCK SPLIT

                      / / FOR         / / AGAINST        / / ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF BROWN, GRAHAM AND COMPANY, P.C. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000

                      / / FOR         / / AGAINST        / / ABSTAIN

4. To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof

                      / / FOR         / / AGAINST        / / ABSTAIN

               (CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

    The above items of business are more particularly described in the Proxy Statement dated ______________, 2000, relating to such meeting, receipt of which is hereby acknowledged.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE RATIFICATION OF THE SALE TRANSACTION UNDER PROPOSAL 1; FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF CONTINUANCE TO EFFECT A ONE FOR TWO REVERSE STOCK SPLIT UNDER PROPOSAL 2; FOR RATIFICATION OF THE APPOINTMENT OF BROWN, GRAHAM AND COMPANY, P.C. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS UNDER PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.

                                          ----------------------------------
                                          ----------------------------------
                                          Signature(s) of Stockholder(s)

                                          Please sign your name exactly as it
                                          appears hereon. Joint owners must
                                          each sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give your full title
                                          as it appears hereon.

                                          Dated ______________________, 2000

                                   APPENDIX A

                           ASSET PURCHASE AGREEMENT

                                                                     APPENDIX A


              This ASSET PURCHASE AGREEMENT dated as of December 9, 1999, is by and between Tanisys Operations, LP, a Texas limited partnership ("BUYER"), and Tanisys Technology, Inc. a Wyoming corporation ("SELLER").

                                      RECITALS:

              WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, certain of the tangible and intangible properties and assets that constitute Seller's worldwide memory module distribution and manufacturing business (collectively, the "BUSINESS") currently conducted by Seller at or through the manufacturing, converting, distribution, research and development, administrative and other facilities set forth on SCHEDULE A (the "FACILITIES"), all upon the terms and subject to the conditions hereinafter set forth; and

              WHEREAS, capitalized terms used but not defined herein have the meanings specified in APPENDIX A.

              NOW, THEREFORE, in consideration of the mutual premises and the covenants and other agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be contractually bound, hereby agree as follows:

1.     SALE OF ASSETS

       1.1 ASSETS TO BE SOLD. Except as otherwise provided in SECTION 1.2, upon the terms and subject to the conditions herein set forth, at the Closing, Seller will sell, assign, transfer, convey and deliver to Buyer all right, title and interest of Seller related to the Business in and to:

              (i) certain fixed assets and Equipment with respect to the Business, as set forth on SCHEDULE 1.1(i) attached hereto, specifically excepting the fixed assets and Equipment encumbered by lease obligations included on SCHEDULE 1.2;

              (ii)   all Inventory;

              (iii)  all Records;

              (iv) all site plans, surveys, soil and substratus studies, architectural plans, as-built drawings, appraisals and electrical and mechanical plans and studies relating to the Facilities located on the Real Property;

              (v) all Intellectual Property except as set forth on SCHEDULE 5.23(d);

              (vi) all sales, promotion, marketing and advertising rights and materials, customer lists, supplier lists, mailing lists and other data with respect to the Business;

              (vii) all Permits, to the extent such Permits are transferable, and all non-governmental licenses, franchises, authorizations and approvals, in each case relating to the Business;

              (viii) all products sold or leased by Seller in connection with the Business (including products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit);

              (ix) all guaranties, representations, warranties, indemnities and similar rights in favor of Seller in connection with the Business;

              (x) any and all goodwill and going concern value of the Business;

              (xi)   the product lines set forth on SCHEDULE 1.1(xiv);

              (xii)  all Accounts Receivable;

              (xiii) insurance policies;

              (xiv)  prepaid expenses;

              (xv)   employee advances;

              (xvi) all deposits and retentions held by third parties, if any, under all contracts assumed or entered into by Buyer; AND

              (xvii) to the extent not otherwise included in the assets described in this SECTION 1.1, all other assets of every kind and description owned or held by Seller with respect to the Business as the same shall exist on the Closing Date, other than the Retained Assets.

All the foregoing rights, properties and assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder are hereinafter collectively referred to as the "ASSETS." At the Closing, Buyer will purchase the Assets for the consideration set forth in SECTION 3.1 upon the terms and subject to the conditions set forth in this Agreement.

       1.2 RETAINED ASSETS. Anything in SECTION 1.1 to the contrary notwithstanding, the following rights, properties and assets, as the same shall exist on the Closing Date, will be excluded from the Assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder and will not be included within the meaning of the term "Assets" (all of such excluded assets being hereinafter collectively referred to as the "RETAINED ASSETS"):

              (i) all of the tangible and intangible properties and assets that constitute Seller's worldwide Dark Horse test systems and Tanisys Touch businesses;

              (ii) the consideration delivered to Seller pursuant to this Agreement for the Assets;

              (iii) all accounts owing between and among Seller and its Affiliates;

              (iv) all assets and rights of Seller under any benefit plans or benefit arrangements, including the Benefit Plans and the Benefit Arrangements; and

              (v) all cash, negotiable securities, certificates of deposit and other cash equivalents;

              (vi) all contracts, licenses, leases (including Real Property Leases), sales orders, purchase orders and other agreements with respect to the Business; and

              (vii)  Equipment encumbered by leases listed on SCHEDULE 1.2.

       1.3 TRANSFER OF ASSETS IN SCOTLAND. Notwithstanding anything herein to the contrary, if Buyer cannot reach an agreement in principal by December 31, 1999 with the Scottish Government regarding the transfer of the Assets located in Scotland to Buyer that is acceptable to Buyer in its sole discretion, the transfer of Seller's Assets relating to its Business in Scotland shall be deemed null and void and such assets shall be deemed to be Retained Assets for purposes of this Agreement.

       1.4 NONASSIGNABLE PERMITS. To the extent any Permit is not assignable, either by its terms or as a matter of Law, Buyer will prepare and submit, and Seller will cooperate with and assist Buyer in preparing and submitting, any information, applications or filings required in connection with the reissuance to Buyer of such Permit.

2.     ASSUMPTION OF LIABILITIES

       2.1 LIABILITIES ASSUMED BY BUYER Except as otherwise limited in this Agreement, Buyer will assume, upon the terms and subject to the conditions set forth herein, at the Closing, and will perform or satisfy (or cause to be performed or satisfied) thereafter, but only to the extent related to the Business, only the following liabilities and obligations:

              (i)    all Current Liabilities;

              (ii) except as otherwise provided in this Agreement, all obligations, claims, demands and causes of action arising from and accruing with respect to the functioning, use and operation of the Assets by Buyer on and after the Closing Date; and

              (iii) all liabilities or obligations with respect to Taxes for which Buyer is liable pursuant to SECTION 7.19.

All of the foregoing liabilities and obligations of Seller to be assumed by Buyer hereunder are hereinafter collectively referred to as the "ASSUMED LIABILITIES."

       2.2 RETAINED LIABILITIES. Anything in SECTION 2.1 to the contrary notwithstanding, Buyer will not assume or in any way be liable or responsible for: (x) any liabilities or obligations of Seller relating to the Assets or the Business or any claims in respect thereof, other than Assumed Liabilities, or (y) any liabilities, obligations or claims, other than Assumed Liabilities, which may be asserted against or imposed upon Buyer by reason of its being a successor to or transferee of Seller or an acquiror of the Assets or the Business, or otherwise, including, but not limited to, the following:

              (i) all liabilities associated with Seller's worldwide Dark Horse test systems and Tanisys Touch businesses;

              (ii)   any liabilities not included in the Creditor's Plan;

              (iii) any liability or obligation with respect to Taxes for which Seller is liable pursuant to SECTION 7.19;

              (iv) any liability or obligation of Seller based upon or arising under this Agreement;

              (v) any liability or obligation with respect to any present, former or prospective employees of the Business arising out of or in connection with their employment or possible employment with Seller at any time, or any liability or obligation with respect to any present, former or prospective contract employee, independent sales representative or other independent contractor of the Business arising out of or in connection with their relationship or possible relationship with Seller at any time, including any liability arising out of:

                     (A) any benefit plans or benefit arrangements, including but not limited to the Benefit Plans and Benefit Arrangements;

                     (B)    any collective bargaining agreements;

                     (C)    any shut-down agreements;

                     (D) any charges, complaints and/or grievances concerning Seller's termination of its employees, contract employees, independent sales representatives or other independent contractors;

                     (E) any violations or alleged violations of any federal, state, provincial, local or foreign labor and employment laws by Seller;

                     (F) any tort or contract claims, or claims relating to affirmative action compliance, compensation, health and welfare benefits, vacation pay, unemployment insurance benefits, deferred compensation, pension and retirement benefits, severance benefits, disability benefits, other fringe benefits, rights arising under a collective bargaining agreement, or rights or benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment

              Act, as amended, the Americans with Disabilities Act, the Occupational Safety Hazard Act, the Worker Adjustment Retraining and Notification Act, ERISA, or any other federal, state, provincial, local or foreign employment Law;

                     (G) any claims asserted by Seller's present or former employees or independent contractors for workers' compensation, unemployment compensation or comparable benefits; or

                     (H) the termination or refusal to employ by Seller of any of its present, former or prospective employees, or the termination or refusal to utilize by Seller of any of its present, former or prospective contract employees, independent sales representatives or other independent contractors;

              (vi) any environmental conditions or liabilities, actual, contingent or otherwise, including but not limited to On-Site Environmental Liabilities and Off-Site Environmental Liabilities;

              (vii) any liability arising out of the violation by Seller of any Law;

              (viii) any liability or obligation of Seller relating to the Retained Assets;

              (ix) any liability or obligation of Seller arising out of any indebtedness with respect to any period ending on or prior to the Closing Date;

              (x) any liability or obligation of Seller with respect to any claim, action, suit, proceeding or arbitration by any Person, or arising out of any inspection, investigation or audit or any other action by any Governmental Entity;

              (xi) any product liability with respect to any and all products (including Inventory) sold or manufactured by Seller;

              (iiii) any audit, legal, financial adviser, broker or finder fees and commissions payable by Seller; and

              (xii) all liabilities and obligations of Seller under its contracts, licenses, leases (including Real Property Leases), sales orders, purchase orders and other agreements with respect to the Business.

All of the foregoing liabilities, obligations or claims will be the responsibility of Seller are not being assumed by Buyer hereunder or otherwise, and are hereinafter collectively referred to as the "RETAINED LIABILITIES."

       2.3 BANK OF AMERICA DEBT. Seller is currently party to that certain _____________________ dated ______________ with Bank of America (the "BA Note").
There is currently an outstanding balance of $________ under the BA Note. Of that amount,

$______ constitutes an Assumed Liability. The remaining $_________ of debt (the "Remainder" shall be purchased by Purchaser from Bank of America on the date hereof, resulting in Purchaser becoming a secured creditor of Seller for the Remainder.

3.     PURCHASE PRICE AND ALLOCATION

       3.1 PURCHASE PRICE. Buyer will pay to Seller, as consideration for the Assets, the sum of $350,000 (the "PURCHASE PRICE"), payable as set forth in
SECTION 3.2. The Purchase Price will be increased or decreased, as the case may be, after the Closing pursuant to SECTION 3.3.

       3.2 PAYMENT OF PURCHASE PRICE. (a) At the Closing, Buyer will deliver to Seller the amount of $350,000, which shall consist of $250,000 for the Assets and $100,000 for Seller agreeing to be bound by the provisions of SECTION 7.15. Contemporaneously with the execution of this Agreement, Purchaser is loaning Seller the sum of $85,000 to be used by Seller to pay Bank of America's pre-payment fees in connection with the transactions described in SECTION
2.3. Seller agrees that Purchaser shall retain $85,000 of the Purchase Price as collateral for the loan described in the preceding sentence..

        (b) Buyer shall pay Seller six monthly "EARN OUT PAYMENTS" following the Closing Date. The Earn Out Payment shall be an amount equal to 50% of the gross profit generated (net sales less cost of goods sold on a fully-burdened basis in accordance with GAAP) from sales to customers listed on the customer list constituting part of the Assets, such customer list being set forth on
SCHEDULE 3.1(b). One-half of each Earn Out Payment shall be payable on or before the twentieth day following the month as to which the Earn Out Payment is being calculated. The remaining 50% of the Earn Out Payments for the six-month period shall be paid on or before the twentieth day following the sixth month following the Closing Date.

       (c) As of the date hereof, Buyer and Seller have agreed upon the amount which Buyer is willing to pay to retire Seller's unsecured indebtedness relating to the Business (the "SETTLEMENT AMOUNT"). If the amount of the Creditor's Plan is less than the Settlement Amount, at the Closing, Buyer will pay to Seller an amount equal to the Settlement Amount less the Creditor's Plan. If the Creditor's Plan exceeds the Settlement Amount, Buyer shall reduce the Earn Out Payments by such amount.

       (d) For a period of up to six months following the Closing Date, Buyer shall have the right to require that Seller assist in the transition of the Business. As consideration for such services, Seller shall be paid a monthly fee of $15,000 (based upon 160 hours of service, such amount to be prorated for the amount of the service actually provided by Seller) (the "Consulting Payments"). Any Consulting Payments due hereunder shall be payable on the last Business Day of each month in which the services are provided hereunder. Buyer shall have no obligation to request that Seller provide services hereunder.

       3.3    ADJUSTMENT OF PURCHASE PRICE.  (a) INTENTIONALLY LEFT BLANK

       (b) If any claims or liabilities are asserted against Buyer or its Affiliates after the Closing Date, and if such claims or liabilities are determined in good faith by Buyer to be valid and if Buyer pays such claims or liabilities after consultation with the Seller, Buyer shall have the right to offset the amount of such payments against the Earn Out Payment and/or the Consulting Payment (at the sole option of Buyer).

       (c) If it is determined that any of Seller's Accounts Receivable or Inventory acquired by Buyer are not collectible or useable within 90 days of the Closing Date, Buyer shall have the right to assign back to Seller the uncollectible Accounts Receivable and unusable Inventory and offset (at Seller's book value) the amount assigned back against the Earn Out Payment and/or the Consulting Payment (in Buyer's sole discretion). For purposes of this SECTION 3.3(c), the term "book value" shall mean the normal and customary method of valuing Inventory and Accounts Receivable used by Seller so long as such method is in accordance with GAAP. Should such methods deviate from GAAP, Buyer will be entitled to use GAAP accounting principles to determine the book value of the uncollectible Accounts Receivable or unusable Inventory, as applicable.

       (d) With respect to SECTIONS 3.3(b) AND (c), no offset shall be taken unless the aggregate offset amount exceeds a minimum threshold of $25,000. If such minimum threshold is exceeded, the offset shall be determined on a dollar for dollar basis from the first dollar of offset.

        (e)   The Purchase Price, as adjusted after the Closing pursuant to this
SECTION 3.3, is hereinafter referred to as the "ADJUSTED PURCHASE PRICE."

4. CLOSING. The closing of the sale and purchase of the Assets and the transactions contemplated hereby (the "CLOSING") will take place immediately following the execution of this Agreement at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201. The "CLOSING DATE" will be deemed to be 12:01 a.m. on the date upon which the Closing occurs.

5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

       5.1 DUE ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wyoming and has full power and authority to own, lease and operate its assets, properties and business and to carry on its business as currently conducted.

       5.2 QUALIFICATION. Seller is duly qualified, licensed or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction where the character of the properties owned or leased or the nature of the business conducted by it makes such qualification, licensing or authorization necessary.

       5.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Seller has all requisite power and authority to enter into, execute and deliver this Agreement and each of the Seller Documents, and to perform fully its obligations hereunder and thereunder, and no other act or proceeding on the part of Seller is necessary to authorize the same. This Agreement has been, and each of the Seller Documents will be, duly authorized, executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement and each of the Buyer Documents by Buyer and the validity and binding effect hereof and thereof on Buyer, each is, or upon execution will be, a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights and remedies generally or general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity).

       5.4 NO MATERIAL ADVERSE CHANGE. Except as set forth on SCHEDULE 5.4, since the close of business on October 31, 1999, there has been no material adverse change in the Condition of the Business, and Seller has no Knowledge after due inquiry of any such change which is threatened or reasonably likely; and there has not been any material damage, destruction or loss to any of the properties or assets of the Business since such date.

       5.5    COMPLIANCE WITH LAWS; PERMITS.  (a)  Except as set forth on
SCHEDULE 5.5, the Business is currently being conducted, and has at all times since May 21, 1996 been conducted, in compliance with all applicable Laws, and there is no pending or, to Seller's Knowledge after due inquiry, any threatened investigation by any Governmental Entity with respect to actual or alleged violations of any applicable Laws, including Environmental Laws and Laws relating to the safe conduct of business, employment and employment practices, handicapped accessibility, antitrust, Taxes, consumer protection, product safety, currency exchange, customs, tariffs, equal opportunity, health, sanitation, fire, zoning, building, pension, securities and Intellectual Property.

       (b) Seller has all licenses, permits, registrations, orders and approvals required by all applicable Laws or Governmental Entities (including those relating to Environmental Laws) in order for Seller to carry on the Business as currently conducted, and to own and operate the properties and assets of the Business, and such licenses, permits, registrations, orders and approvals (collectively, "PERMITS") are listed on SCHEDULE 5.5. Except as set forth on SCHEDULE 5.5, (i) all such Permits are in full force and effect, and are assignable without the consent of any Person; (ii) Seller is in compliance with all, and has not violated in any respect, such Permits; and (iii) there are no proceedings pending or, to Seller's Knowledge after due inquiry, threatened that could reasonably be expected to result in the revocation, cancellation or suspension thereof.

       5.6 NO BREACH. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate or result in the breach of any provision of the articles of incorporation, by-laws, or other constituent documents of Seller; (ii) assuming the receipt of the

Required Consents, violate, result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material contract to which Seller is a party or by which Seller or any of the Assets may be bound; (iii) result in the creation or imposition of any Lien upon the Business or the Assets; (iv) violate any order, writ, judgment, injunction, consent, award or decree of any Governmental Entity against Seller or affecting the Business or the Assets; or (v) violate any Law applicable to any of Seller, the Business or the Assets.

       5.7 ACTIONS AND PROCEEDINGS. Except as set forth on SCHEDULE 5.7, there are no outstanding orders, writs, judgments, injunctions, consents, awards or decrees of any Governmental Entity against Seller relating to or affecting the Business or the Assets, and there is no action, litigation, claim, suit or other legal, administrative, investigative or arbitral proceeding of any type whatsoever pending or, to Seller's Knowledge after due inquiry, threatened against Seller or its officers, directors, employees or agents relating to or affecting the Business or the Assets.

       5.8 CONSENTS, APPROVALS AND FILINGS. Except for the "REQUIRED CONSENTS," the execution and delivery by Seller of this Agreement and the Seller Documents, and the performance by Seller of its obligations hereunder and thereunder, do not require Seller to obtain any consent, approval or other action of, or make any filing with or give any notice to, any Governmental Entity or any other Person. All Required Consents are described on SCHEDULE 5.8.

       5.9 REAL PROPERTY (a) SCHEDULE 5.9(a) sets forth a true and complete list of all leases, subleases, licenses, easements, rights of way and other similar agreements under which Seller with respect to the Business, uses or occupies or has the right to use or occupy, now or in the future, any real property, and all amendments and modifications thereto (collectively, the "REAL PROPERTY LEASES;" and the land, buildings, structures and other improvements covered by the Real Property Leases are hereinafter collectively referred to as the "LEASED REAL PROPERTY"). Except as set forth on SCHEDULE 5.9(a), (i) Seller has good and valid title to the leasehold estate created under each Real Property Lease free and clear of all Liens, and Seller has the right to quiet enjoyment of all Leased Real Property for the full term of each such Real Property Lease, (ii) Seller is not in default under any Real Property Lease and no written claim of any default thereunder has been received by Seller which has not been cured; and (iii) all rent and other sums and charges currently due or payable by Seller under each of the Real Property Leases have been paid in full when due and were not, and will not be, subject to any withholding or similar Taxes; and (iv) each Real Property Lease is assignable without the consent of any Person (including the lessor thereunder). Except as set forth in SCHEDULE 5.9(a), each of the Real Property Leases has not been amended and is in full force and effect. Complete and correct copies of all documents relating to Leased Real Property have been delivered to Buyer.

       (b) Except as set forth on SCHEDULE 5.9(b), (i) all the land, buildings, structures and other improvements used by Seller in connection with the Business is included in the Owned Real Property or the Leased Real Property (such Owned Real Property and Leased Real Property are hereinafter collectively referred to as the "REAL PROPERTY"); and
(ii) Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property with respect to the Business.

       (c) Except as set forth on SCHEDULE 5.9(c), there are no Liens or other agreements granting to any Person any right to the possession, use, occupancy or enjoyment of the Real Property, or any part thereof, and there are currently no tenants or other Persons (other than Seller) in possession of the Real Property.

       (d) There is neither any condemnation proceeding nor any sale or other disposition in lieu of condemnation pending and, to Seller's Knowledge after due inquiry, threatened or contemplated, with respect to the Real Property, or any part thereof.

       (e) All public utilities, including, water, sewer, gas, electric, telephone and drainage facilities, provide adequate service to the Real Property to support current and proposed uses and operations, and the Real Property has direct access to and from publicly-dedicated streets or the right to use private roadways to obtain access to such publicly-dedicated streets.

       5.10 TITLE TO TANGIBLE ASSETS. (a) Except as set forth on SCHEDULE 5.10, Seller has good, valid and marketable title to all tangible assets and property of the Business reflected in the Interim Balance Sheet or thereafter acquired by Seller except for (i) inventory sold; and (ii) accounts receivable collected, in each case in the ordinary course of business consistent with past practice. Such Assets are free and clear of any Lien, except for Permitted Liens.

       (b) At the Closing, Seller will deliver to Buyer good, valid and marketable title to all the tangible Assets, free and clear of all Liens, other than Permitted Liens.

       5.11 EMPLOYEE BENEFIT PLANS. (a) SCHEDULE 5.11 sets forth a true and complete list of all Benefit Plans and Benefit Arrangements relating to the Business and maintained by Seller for the benefit of the Employees.

       (b) No Benefit Plan is a "multi-employer plan," as defined in Section 4001(a)(3) of ERISA, or a plan subject to Title IV of ERISA, and neither Seller nor the Controlled Group has made any contributions to or participated in any "multi-employer plan" or plan subject to Title IV of ERISA.

       (c) Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, and no event has occurred which would cause any such plan to cease being so qualified. Except as set forth on SCHEDULE 5.11, each Benefit Plan complies in all material respects with the requirements of ERISA and the Code. Seller has complied in all material respects with the health care continuation requirements of Section 601, ET SEQ., of ERISA with respect to all employees of the Business and their spouses, former spouses and dependents.

       (d) Seller has made available to Buyer, with respect to each Benefit Plan and Benefit Arrangement, correct and complete copies of (i) all plan documents and amendments, trust agreements, letter agreements and insurance contracts; (ii) the most recent IRS determination letter; (iii) the most recent Annual Report (Form 5500 Series) and accompanying schedules as filed; (iv) the current and, to the extent available, prior summary plan descriptions, summaries of material modifications, plan booklets or brochures, employee manuals and personnel policy manuals; (v) the most recent financial statements; and (vi) the most recent actuarial report.

       (e) None of the Benefit Plans subject to Title IV of ERISA has terminated, no proceeding has been initiated to terminate any such plan, and there has been no "reportable event" (within the meaning of Section 4043(c) of ERISA) with respect to any such plan. None of the Benefit Plans which is a defined benefit plan subject to section 412 of the Code has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived. Assuming that each Benefit Plan subject to Title IV of ERISA was terminated as of the Closing Date, Seller would have no liability under Title IV of ERISA as a result of such termination. Except as set forth on SCHEDULE 5.11, Seller has no obligations under any Benefit Plan or otherwise to provide health benefits to former employees of the Business, except as specifically required by Law.

       (f) Neither Seller nor to Seller's Knowledge after due inquiry, any other "disqualified person" (within the meaning of Section 4975 of the Code) or any "party in interest" (within the meaning of Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Benefit Plan which could subject any such plan (or its related trust), Seller, the Controlled Group, or any officer, director or employee of Seller or the Controlled Group to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or
Section 4975 of the Code.

       (g) There is no pending or, to Seller's Knowledge after due inquiry, threatened claim which alleges any violation of ERISA or any other Law (i) by or on behalf of any Benefit Plan or Benefit Arrangement, or (ii) by any employee of Seller or any Business Affiliate or any plan participant, beneficiary, administrator, contract employee, independent sales representative or other independent contractor with respect to any such Benefit Plan or Benefit Arrangement.

       5.12 LABOR MATTERS. Except as set forth on SCHEDULE 5.12, (i) there is no organizing effort, strike, picketing, charge of unfair labor practices, petition, demand for recognition, boycott activity, grievance, collective bargaining negotiation, OSHA citation, slowdown or work stoppage pending or, to Seller's Knowledge after due inquiry, threatened against it with respect to the Business; (ii) since January 1, 1994 Seller has not experienced any work stoppages or been a party to any arbitration proceeding arising out of or under any collective bargaining agreements; (iii) none of the employees of Seller with respect to the Business are, or have since January 1, 1994, been represented by any labor union, and there are no collective bargaining agreements otherwise in effect with respect to such employees; (iv) there are no discrimination or unfair employment charges or complaints pending with any Governmental Entity against Seller in connection with the Business; and (v) there are no actual or pending consent decrees, conciliation agreements, settlement agreements, agreements with Governmental Entities or court orders which may impose employment or labor related obligations on Seller in connection with the Business.

       5.13 INSURANCE. SCHEDULE 5.13 sets forth a complete and accurate list of all insurance policies currently maintained with respect to (or, in the case of any comprehensive general liability insurance policies, would have applicability to) the Business and the Assets including policies relating to fire, theft, business interruption, employee fidelity, general liability, fiduciary liability, workers' compensation, products liability and vehicular insurance. All such policies are in full force and effect and no notice of cancellation, termination or non-renewal has been received with respect to any such policy. All premiums that have become due with respect to such policies for any period ending on or prior to the Closing Date have been or will be paid when due by Seller prior to the Closing. Such policies provide Seller with adequate insurance coverage against the risks covered by such policies in accordance with the highest applicable industry standards and, in the reasonable opinion of Seller, such coverage is customary and reasonable with respect to the Business and the Assets.

       5.14 TAXES. (a) Except as set forth in SCHEDULE 5.14, (i) Seller has timely and properly filed, or will file when due, all federal, state, provincial, local, foreign and other Tax Returns (including relating to their respective properties, franchises, payroll, excise, stamp, occupation, customs, duties, AD VALOREM, transfer, sales and use) required to be filed in respect of the Business, the Assets and the Assumed Liabilities, and all Taxes, interest, penalties, additions to Tax, and other charges due and payable as shown on such Tax Returns, or claimed to be due with respect to taxable periods covered by such Tax Returns, have been paid; (ii) such Tax Returns were when filed (or when filed will be) true, correct and complete, and disclosed (or will disclose) all Taxes required to be paid in respect of the Business, the Assets and the Assumed Liabilities for the periods covered thereby; (iii) all Taxes (whether or not shown on any Tax Return) owed by Seller in respect of the Business, the Assets and the Assumed Liabilities have been timely paid; (iv) all such Tax Returns have been examined by the relevant taxing authorities or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) there is no examination, action, suit, investigation, audit, claim or assessment or proceeding pending, proposed or threatened by any Governmental Entity relating to the determination, assessment or collection of, or any delinquencies in filing relating to, any Taxes owing by Seller with respect to the Assets, the Business or the Assumed Liabilities, and to Seller's Knowledge after due inquiry, no basis exists therefor; (vi) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business, the Assets or the Assumed Liabilities which waiver is currently in effect; (vii) all monies required to be withheld by Seller (including from employees of the Business for income Taxes, social security Taxes and other payroll Taxes) have been collected or withheld, and paid to the respective taxing authorities; (viii) none of the Assets is properly treated as owned by any Person other than Seller for income Tax purposes; and (ix) none of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

       (b) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and Treasury Regulations. Except as set forth on
SCHEDULE 5.14, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement (or under Section 280G of the Code and the Treasury Regulations thereunder) be presumed to be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

       (c) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and, except as set forth on
SCHEDULE 5.14, no sales, use, real estate transfer, registration, inventory, stamp or other similar federal, state, provincial, local or foreign Taxes will be imposed on the sale and transfer of the Assets or the assumption of the Assumed Liabilities pursuant to this Agreement.

       5.15   CERTAIN ENVIRONMENTAL CONDITIONS  (a)  Except as set forth on
SCHEDULE 5.15(a), there is no pending, or, to Seller's Knowledge after due inquiry, threatened litigation, suit, complaint, investigation or administrative action or claim of any type whatsoever alleging that (i) the Real Property, or Seller in connection with its operations of the Business, is in violation of any Environmental Laws; or (ii) the Real Property, or Seller in connection with the operation of the Business, is responsible for remediation of a Contaminant with respect to the Real Property or with respect to any off-site facility or location, including, any waste disposal site whether or not located on the Real Property.

       (b) All reports, studies, audits, notices and correspondence, whether generated by Seller, any Governmental Entity or any other Person, and all tests, analyses and other documents, in the possession or control of Seller and which relate to compliance by the Business or the Real Property with Environmental Laws have been made available to Buyer.

       (c) Except as set forth on SCHEDULE 5.15(c), Seller has complied, and is currently complying, with all Environmental Laws applicable to Seller with respect to the Business and the Real Property, and all Permits required thereunder.

       (d) Except as set forth on SCHEDULE 5.15(d), no Contaminant is or has been present or released on, in, under, about or above the Real Property in an amount or condition that could give rise to an Environmental Claim. All releases of Contaminants that have occurred on the Real

Property, if any, have been reported to the appropriate Governmental Entity pursuant to applicable Environmental Laws.

       (e) Except as set forth on SCHEDULE 5.15(e), no Notice with respect to the Business' compliance with Environmental Laws or the environmental condition of any of the Real Property is outstanding, nor has any such Notice been issued by any Governmental Entity or other Person which has not been responded to fully and in a timely fashion.

       (f) Except as set forth on SCHEDULE 5.15(f), no underground storage tank used by Seller or any other Person in connection with the Business is, and, to Seller's Knowledge after due inquiry, no underground storage tank has at any time been, located on any of the Real Property that has not been removed in compliance with applicable Environmental Laws. The locations on the Real Property of all current or previous underground storage tanks that are or were used Seller or, to Seller's knowledge after due inquiry, any other Person, are described on SCHEDULE 5.15(f).

       (g) Except as set forth on SCHEDULE 5.15(g), neither Seller nor any other Person has leased, operated or owned any facilities or property in connection with the Business or the Real Property with respect to which Seller is subject to any pending or, to Seller's Knowledge after due inquiry, potential proceeding under any Environmental Law.

       (h) Except as set forth on SCHEDULE 5.15(h), neither Seller nor any other Person (i) has, in connection with the Business or the Real Property, sent, or arranged for the shipment of, Contaminants to any facility or site for reuse, recycling, reclamation, treatment, storage or disposal; or (ii) is subject to any pending or, to Seller's Knowledge after due inquiry, potential proceeding under any Environmental Law with respect to any such facilities or sites.

       (i) There are no Contaminants in any inactive, closed or abandoned storage or disposal areas or facilities on property which has been leased, operated or owned by Seller in connection with the Business or the Real Property. Except as set forth on SCHEDULE 5.15(i), such areas and facilities are not subject to actual or, to Seller's Knowledge after due inquiry, potential proceedings, investigations or Notices by officials of any Governmental Entity or by any private litigant as a result of any previous on-site management, treatment, storage or disposal of Contaminants.

       5.16   FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES  (a)  Attached as
SCHEDULE 5.16(a) are the audited (unaudited to fiscal 1999) balance sheets of Seller as of September 30, 1996, September 30, 1997, September 30, 1998 and September 30, 1999, and the related audited (unaudited as to fiscal 1999) statements of income, shareholder's equity and cash flow of Seller for the fiscal years then ended, together with the notes to such financial statements (collectively, the "ANNUAL FINANCIAL STATEMENTS"). The Annual Financial Statements (i) were prepared in accordance with the books and records of Seller and with GAAP; (ii) fairly present the combined financial position of Seller as of the dates set forth therein and the results of operations and cash flows for the periods set forth therein; and (iii) reflect accurately in all material respects the costs and expenses of Seller for the periods set forth therein.

       (b) Attached as SCHEDULE 5.16(b) are the unaudited balance sheet of the Seller as of October 31, 1999 (the "INTERIM BALANCE SHEET"), and the related unaudited statement of income of the Seller for the one-month period then ended (the "INTERIM FINANCIAL STATEMENTS"). The Interim Financial Statements (i) were prepared in accordance with the books and records of Seller and with GAAP (and on a basis consistent with the principles used in preparation of the Annual Financial Statements), except as otherwise noted therein; (ii) fairly present (subject to normal year-end adjustments) the financial position of the Seller as of October 31, 1999 and the results of operations of the Seller for the one-month period then ended; and (iii) reflect accurately in all material respects the costs and expenses of the Seller for the one-month period then ended.

       (c) There are no liabilities, debts, claims or obligations with respect to the Seller (whether accrued, absolute, contingent, unasserted or otherwise and whether or not of a nature required by GAAP to be reflected, disclosed or otherwise provided for in a balance sheet of the Seller or in the notes thereto) which, individually or in the aggregate, could have a material adverse effect on the Condition of the Business, except (i) those reflected or otherwise provided for in the Interim Balance Sheet (or described in the notes thereto); (ii) for liabilities and obligations occurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet; (iii) those specifically described on SCHEDULE 5.16(b); and (iv) Retained Liabilities.

       5.17 CONDITION OF ASSETS. The Equipment constituting Assets is to be conveyed in its present condition, with no express or implied warranty by the Seller.

       5.18 OPERATIONS. Except as disclosed on SCHEDULE 5.18, since October 31, 1999, Seller has operated the Business only in the ordinary course of business consistent with past practice, and, without limiting the generality of the foregoing, Seller or any Business Affiliate has not:

              (i) changed in any material respect the character, operation or Condition of the Business;

              (ii) (A) sold, abandoned or made any other disposition of any properties or assets of the Business except in the ordinary course of business consistent with past practice; (B) granted or suffered any Lien on any of the properties or assets of the Business; or (C) amended any contract or entered into or amended any other contract material to the operations of the Business which is in force and effect as of the date hereof;

              (iii) except in the ordinary course of business consistent with past practice, incurred or assumed any debt, obligation or liability (whether absolute, contingent or otherwise, and whether or not currently due and payable);

              (iv) suffered any material destruction, damage or loss (other than ordinary wear and tear), whether or not covered by insurance, relating to any of the properties or assets of the Business, including the Assets;

              (v) waived, canceled, sold or otherwise disposed of for less than the fair value thereof any claim or right which Seller had against any other Person, except for routine settlements or resolutions of disputed customer or supplier accounts in the ordinary course of business consistent with past practice;

              (vi) entered into, adopted, amended, paid, agreed to pay or incurred any obligation for any payment or contribution to, or with respect to, any benefit plan, or any collective bargaining or severance agreement, or paid or promised to pay any bonus to, or granted an increase in compensation or benefits to, any Employee, except for normal accruals under benefit plans and normal compensation adjustments in accordance with past practice;

              (vii) received any notice that any supplier, distributor, independent sales or manufacturer representative, customer or contractor of the Business has terminated or is terminating its relationship with, or is threatening any legal or similar action against, Seller;

              (viii) made any forward purchase commitments, except for purchase commitments in the ordinary course of business consistent with past practice;

              (ix) entered into any material transaction, whether or not in the ordinary course of business consistent with past practice; or

              (x) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to SECTION 7.19 or accelerating deductions to periods for which Seller is liable pursuant to SECTION 7.19).

       5.19 CONTRACTS. Except as set forth on SCHEDULE 5.19, there is no arrangement, understanding, agreement or contract to which Seller is a party with respect to the Business: (i) with any current or former Employee, independent contractor or temporary employment agency; (ii) with any labor union or collective bargaining association representing any Employee; (iii) for the sale, transfer or lease of any asset or group of related assets of the Business having a fair market value in excess of $25,000; (iv) for the purchase of any asset or group of related assets for a purchase price in excess of $25,000; (v) that involves an obligation to pay or render, or an entitlement to receive, monies or services with a fair market value in excess of $5,000; or (vi) that is otherwise material to the Business. Except as set forth on SCHEDULE 5.19, (x) each Real

Property Lease and contract relating to the Business is in full force and effect and is enforceable by Seller against the other party or parties thereto in accordance with its terms, and there have been no terminations or cancellations thereunder; (y) Seller has delivered to Buyer a true, correct and complete copy of the Real Property Leases and the contracts relating to the Business, together with all amendments, modifications and supplements thereto and (z) none of the Real Property Leases and any contracts relating to the Business will be in breach or default, terminate or be terminable by virtue of the transactions contemplated hereby. Neither Seller nor, to Seller's Knowledge after due inquiry, any other person has breached its obligations or defaulted under any Real Property Lease or any contract relating to the Business, and there has occurred no event or condition which, with the giving of notice or passage of time or both, would constitute such a breach or default on the part of Seller or, to Seller's Knowledge after due inquiry, any other person.

       5.20 INVENTORY; ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 5.20, (a) the Inventory of the Business as the same shall exist on the Closing Date shall consist of substantially the same types of Inventory as that reflected on the Interim Balance Sheet and the amount of such Inventory shall be sufficient to carry on the Business and shall vary from that reflected on the Interim Balance Sheet only by variances typical in the ordinary course of business. The Inventory of the Business as reflected on the Interim Balance Sheet, and the Inventory as the same shall exist on the Closing Date, consisted, and will consist, of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Business and expected to be usable or saleable within a reasonable period of time in the ordinary course of business. With respect to Inventory to be purchased by Buyer and in the hands of suppliers for which Seller is committed as of the date hereof or the Closing Date, such Inventory is expected to be usable or saleable in the ordinary course of business as presently being conducted.

       (b) Except as set forth on SCHEDULE 5.20, the Accounts Receivable of the Business, whether reflected on the Interim Balance Sheet or accrued since the date thereof, represent sales actually made in the ordinary course of business, are not subject to any defense or offset, and are current and collectible net of any reserves shown on the Interim Balance Sheet (which reserves are adequate and were calculated in accordance with GAAP and consistent with past practice).

       5.21 ASSETS SUFFICIENT FOR BUSINESS. Immediately prior to the Closing, Seller will own or have legal rights to use as currently used in the Business, and Seller will convey to Buyer, pursuant to this Agreement, those assets, both tangible and intangible, which are necessary and sufficient to conduct the Business as currently conducted or, to Seller's Knowledge, proposed to be conducted by the Buyer, except for the fixed assets included on SCHEDULE 1.2.

       5.22 PRODUCT RECALLS; WARRANTIES. (a) Except as set forth on SCHEDULE 5.22(a), Seller has no Knowledge of any facts, events or conditions (i) which could furnish a basis for the recall, withdrawal or suspension by any Governmental Entity of, or an injunction from or an award of damages with respect to, any product manufactured, distributed or sold by the Business; or
(ii)
which would otherwise reasonably be expected to cause the Business to withdraw, recall or suspend or have enjoined any product from any market or to terminate or suspend testing of any such product. SCHEDULE 5.22(a) contains an accurate and complete list of (x) all products manufactured or distributed by the Business that have been recalled at any time since January
1, 1994, and (y) all proceedings (whether completed or pending) at any time since May 21, 1996 seeking the recall, withdrawal, suspension or seizure of any such product.

       (b) Except as set forth in SCHEDULE 5.22(b), there is no claim against or liability of Seller with respect to any products manufactured, distributed or sold by the Business which are alleged to be defective or unsafe, and, to Seller's Knowledge after due inquiry, there is no basis for any such claim.

       5.23 INTELLECTUAL PROPERTY. (a) Seller owns all right, title and interest in, or possess adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), free and clear of all Liens, all Intellectual Property used in connection with the operation of the Business as currently conducted or, to the knowledge of Seller, proposed to be conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that Seller owns or uses.

       (b) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice from any Governmental Entity or other Person alleging any such interference, infringement, misappropriation or conflict (including any claim that Seller must license or refrain from using any Intellectual Property rights of any other Person). To Seller's Knowledge after due inquiry, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

       (c) SCHEDULE 5.23(c) identifies (i) each patent or patent registration which has been issued to Seller in the United States and all jurisdictions worldwide with respect to any item of Intellectual Property used in connection with the Business; and (ii) each pending patent application or application for patent registration which Seller has filed with respect to any item of Intellectual Property anywhere in the world (together with any exceptions) which relates to the Business. Seller has delivered to Buyer correct and complete copies of all such patents, registrations and applications (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item of Intellectual Property.

       (d) SCHEDULE 5.23(d) identifies (i) each trademark or trademark registration which has been issued to Seller in the United States and all jurisdictions worldwide with respect to any item of Intellectual Property used in connection with the Business; and (ii) each pending trademark application or application for trademark registration which Seller has filed with respect to any item of Intellectual Property anywhere in the world (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such trademarks, registrations and applications (as amended to date), and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item of Intellectual Property.
SCHEDULE 5.23(d) also identifies each trade name or unregistered trademark used by Seller in connection with the Business.

       (e) SCHEDULE 5.23(e) identifies (i) each copyright or copyright registration which has been issued to Seller in the United States and all jurisdictions worldwide with respect to any item of Intellectual Property used in connection with the Business; and (ii) each pending copyright application or application for copyright registration which Seller has filed with respect to any item of Intellectual Property (together with any exceptions) used in connection with the Business. Seller has delivered to Buyer correct and complete copies of all such copyrights, registrations and applications (as amended to date), and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item of Intellectual Property.

       (f) SCHEDULE 5.23(f) identifies each license, agreement or other permission which Seller has granted to any other Person with respect to any item of Intellectual Property used in connection with the Business in the United States and any jurisdictions worldwide. Seller has delivered to Buyer correct and complete copies of all such licenses, agreements and other permissions (as amended to date) and has made available to Buyer correct and complete copies of all written documentation evidencing the legality, validity and enforceability of each such license, agreement and other permission (if applicable). With respect to each item of Intellectual Property required to be identified on SCHEDULE 5.23(f):

              (i) Seller owns all right, title and interest in and to such item, free and clear of any Lien;

              (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

              (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller's Knowledge after due inquiry, threatened which challenges the legality, validity, enforceability, use or ownership of such item;

              (iv) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item;

              (v) all licenses, agreements and other permissions pertaining to such item and all other rights to which Seller is entitled with respect thereto are in compliance in all respects with all applicable Laws in all jurisdictions worldwide, including those pertaining to remittance of foreign exchange and Taxes; and

              (vi) Seller has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of, or granted any Lien on, such item other than licenses granted in the ordinary course of business consistent with past practice (and each such license has been identified on SCHEDULE 5.23(f)); nor has Seller granted any release, covenant not to sue or other non-assertion assurance to any Person with respect to such item which could reasonably be expected to have an adverse effect on the aggregate value of the Intellectual Property.

       (g) SCHEDULE 5.23(g) identifies each item of Intellectual Property used in connection with the Business that any Person (other than Seller) owns and that Seller uses pursuant to any license, sublicense, agreement or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements and other permissions (as amended to date). With respect to each item of Intellectual Property required to be identified on SCHEDULE 5.23(g):

              (i) the license, sublicense, agreement or other permission covering such item is legal, valid, binding, enforceable and in full force and effect;

              (ii) such license, sublicense, agreement or other permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

              (iii) no party to such license, sublicense, agreement or other permission is in breach or default thereof, and no event has occurred which with the giving of notice or the lapse of time or both would constitute such a breach or default thereof or permit termination, modification or acceleration thereunder;

              (iv) no party to such license, sublicense, agreement or other permission has repudiated any provision thereof;

              (v) with respect to each such sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

              (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

              (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Seller's Knowledge after due inquiry, threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

              (viii) Seller has not granted any sublicense or similar right with respect to the underlying license, sublicense, agreement or other permission.

       (h) To Seller's Knowledge after due inquiry, the continued operation of the Business as currently conducted, and as proposed to be conducted, does not and will not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of any Person.

       (i) Seller has no Knowledge after due inquiry of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Persons have developed which reasonably could be expected to supersede or make obsolete any product or process of Seller with respect to the Business.

       5.24 NO BUSINESS AFFILIATES. No Affiliate of Seller is engaged, either directly or indirectly, in the manufacturing, distribution or sale of products or owns, leases or operates any assets in connection with the Business.

       5.25 FACILITIES. No manufacturing, converting, distribution, research and development, administrative or other facility of Seller or any of its Affiliates (other than the Facilities) is owned, leased or operated by Seller or any such Affiliate in connection with the Business.

       5.26 BOOKS AND RECORDS. Seller maintains its books, records and accounts (including, but not limited to, those kept for financial reporting and Tax purposes) in accordance with good business practice and in sufficient detail to reflect accurately and fairly the transactions and the Condition of the Business.

       5.27 SUPPLIERS AND CUSTOMERS. Set forth on SCHEDULE 5.27 is a list of the names, addresses and current relationship status of the 10 largest customers and the 10 largest suppliers (measured, in each case, by dollar volume) of the Business and the percentage of the Business which each such customer or supplier represented since November 1, 1998 (since January 1, 1999 as to suppliers).

       5.28 YEAR 2000 COMPLIANCE. Seller is, as of the date hereof, and will, on the Closing Date, continue to be, Year 2000 Compliant with respect to its Information Technology. To the best of Seller's knowledge, after due inquiry, all customers of and suppliers to the Business, and all other third parties who exchange computerized information with Seller's Information Technology, are, as of the date hereof, and will, on the Closing Date, continue to be, Year 2000 Compliant with respect to their respective Information Technology.

       5.29 REPRESENTATIONS NOT WAIVED. The representations and warranties of Seller contained herein will not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer and/or its representatives or agents or by reason of the fact that Buyer and/or its representatives or agents knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

       5.30 DISCLOSURE. None of (i) the representations or warranties of Seller contained herein; (ii) the information contained in the Schedules referred to in this ARTICLE V; and (iii) the other information or documents furnished to Buyer or any of its representatives or agents by Seller or its representatives or agents pursuant to the terms of this Agreement is or will be false or misleading in any material respect or omits or will omit to state a fact herein or therein required to be stated or necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to adversely affect the Assets or the Business in any material respect which has not been disclosed in this Agreement or the Schedules hereto.

       5.31 CREDITOR PLAN. Seller has negotiated a pay-out plan with substantially all of its unsecured creditors of the Business (which creditors are listed on SCHEDULE 2.1) (the "Creditor's Plan"), except for certain unsecured creditors whose claims aggregate $40,000 or less and those creditors listed on SCHEDULE 5.31. Each of the unsecured creditors that has agreed to the Creditor's Plan has executed a settlement agreement and release in the form supplied to the Seller by Buyer. Seller has delivered copies of each such agreement to Buyer.

6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

       6.1 DUE ORGANIZATION AND AUTHORITY. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws the State of Texas, and has, or will have on the Closing Date, all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as currently conducted.

       6.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Buyer has all requisite power and authority to enter into, execute and deliver this Agreement and each of the Buyer Documents, and to perform fully its obligations hereunder and thereunder, and no other act or proceeding on the part of the Buyer is, or will be on the Closing Date, necessary to authorize same. This Agreement has been, and each of the Buyer Documents to be delivered by Buyer at the Closing will be, duly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and each of the Seller Documents by Seller, and the validity and binding effect hereof and thereof on Seller, each is, or upon execution will be, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights and remedies generally or general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity).

       6.3 NO BREACH. The execution, delivery and performance by Buyer of this Agreement and each of the Buyer Documents to which it is party, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate or result in the breach of any provision of the restated certificate of incorporation, by-laws or other constituent documents of Buyer; (ii) violate, result in the breach of, or constitute a default (or an event which, with the giving of notice or the lapse of time or both, would constitute a default) under, any material contract to which Buyer is party or by which Buyer or any of its assets may be bound; (iii) violate any order, writ, judgment, injunction, award or decree of any arbitrator or Governmental Entity against Buyer or affecting any of its assets or properties; or (iv) violate any applicable Law, which violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

       6.4 ACTIONS AND PROCEEDINGS. There are no outstanding orders, writs, judgments, injunctions, awards or decrees of any Governmental Entity against Buyer, and there are no actions, litigations or suits or other legal, administrative, investigative or arbitral proceedings of any type whatsoever pending, or to Buyer's Knowledge, threatened, against or involving Buyer which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

       6.5 CONSENTS AND APPROVALS. Except for any required approvals from appropriate Governmental Entities for the issuance or transfer of the Permits, the execution and delivery by Buyer of this Agreement and the Buyer Documents, and the performance by Buyer of its obligations hereunder and thereunder, do not require Buyer to obtain any consent, approval, or other action of, or make any filing with or give any notice to, any Governmental Entity or other Person.

7. COVENANTS AND AGREEMENTS. The parties hereto covenant and agree as follows:

       7.1 DUE DILIGENCE. Prior to the Meeting Date, Seller will provide Buyer, and Buyer's counsel, accountants and other representatives, during normal business hours, full access to all of the properties, personnel, books, contracts, records, Tax Returns and files of or relating to the Business and the Assets. Seller will also furnish to Buyer and such representatives all such additional documents and financial, operational, environmental, legal and other information concerning the Business and the Assets as Buyer may from time to time reasonably request. Seller will instruct its employees, agents and representatives to cooperate in all reasonable respects with Buyer in its investigation of the Business and the Assets.

       7.2    INTENTIONALLY LEFT BLANK

       7.3 CONSENTS, APPROVALS AND FILINGS. As soon as practicable after the execution of this Agreement, Seller and Buyer will cooperate with each other with respect to, and will make or cause to be made, all requests, filings and submissions to any Governmental Entity or other Person that are required to be made in connection with the transactions contemplated hereby, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities, including the making of all necessary registrations and filings with, and the taking of all other reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid any action or proceeding by, any such Governmental Entities (including any in connection with the transfer or reissuance of the Permits); (ii) the obtaining of all necessary consents, approvals or waivers from Persons other than Governmental Entities; and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including any attempt to have any stay or temporary restraining order entered by any arbitrator or Governmental Entity vacated or reversed. Notwithstanding the foregoing, neither Buyer nor any of its Affiliates will be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Business, the Assets or any other property or assets, or any material portions thereof.
 Seller will furnish to Buyer, and Buyer will, furnish to Seller such information and assistance as may reasonably be requested in connection with the preparation of any requests, filings, submissions or other communications. Each party hereto agrees to provide to the other party copies of any notifications that it or its representatives or Affiliates receive from any Governmental Entity in connection with the foregoing matters.

       7.4 EXPENSES. Each party to this Agreement will bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants. Seller also will bear (i) the costs associated with any sales, use, registration, inventory, stamp, transfer, or similar Taxes (including, real property transfer or documentary stamp taxes);
(ii) any recording or registration costs payable by either party as a result of the transactions contemplated hereby; and (iii) all costs in connection with any filings made with any Governmental Entity.

       7.5 INDEMNIFICATION FOR BROKERAGE COMMISSIONS. Except for the fee due and owing to Harris Webb & Garrison, Inc., Seller represents and warrants to Buyer that (i) no broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement; and (ii) there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith on account of Seller's actions. Seller agrees to indemnify and keep Buyer harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed or retained by or on behalf of Seller, and to bear the cost of any legal expenses incurred by Buyer in defending against any such claim. Buyer represents and warrants to Seller that (x) no broker, finder, agent or similar intermediary has acted on behalf of Buyer in connection with this Agreement, and (y) there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith on account of Buyer's actions. Buyer agrees to indemnify and keep Seller harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed or retained by or on behalf of Buyer, and to bear the cost of any legal expenses incurred by Seller in defending against any such claim.

       7.6 INSURANCE. After the Closing, Seller will maintain or cause to be maintained in force (including necessary renewals thereof) products liability insurance policies against risks and liabilities to the extent and in the manner heretofore maintained by Seller with respect to the Business and the Assets.

       7.7 LITIGATION. After the Closing, Seller will promptly notify Buyer of any lawsuits, investigations or other proceedings that are threatened or commenced against Seller (or any current or former director, officer or employee thereof) which may relate to, or affect, the Business, the Assets, the Assumed Liabilities, this Agreement or the transactions contemplated hereby.

       7.8 ACCESS; RECORDS; OPERATIONS MANUALS. (a) After the Closing, Buyer and Seller will afford to each other and their respective representatives the opportunity, upon reasonable request, to examine and make copies of their respective books and records relating to the Business and the Assets, and to consult with their respective officers, employees, accountants and other representatives in connection with any reasonable business purpose, including the preparation of Tax Returns and financial reports and the conducting of any audits with respect thereto, the administration of Buyer's benefit plans and benefit arrangements, the review of any materials, books, records or circumstances relating to either party's ongoing obligations under this Agreement or any Operative Document or for any other reasonable business purpose.

       (b) On the Closing Date, Seller will make available for delivery to Buyer the following:

              (i)  all Records, subject to the following:

                     (A) Buyer recognizes that certain Records may not relate to the Business or may relate primarily to Retained Assets or Retained Liabilities, in which case Seller may retain such Records but will provide copies of the portions thereof relating to the Business to Buyer;

                     (B) Seller may retain any Tax Returns and any files and records relating thereto (including payroll records and paid invoices); PROVIDED, that Buyer will be provided with copies of such Tax Returns, files and records to the extent that they relate to the Business, the Assets or Buyer's obligations under this Agreement; PROVIDED, FURTHER, that Seller will not dispose of or destroy such records without first offering to turn over possession thereof (to the extent relating to the Business, the Assets or Buyer's obligations under this Agreement) to Buyer (at Buyer's expense) by written notice to Buyer at least 30 days prior to the proposed date of such disposition or destruction;

                     (C) Seller may retain its corporate record books and stock records containing its articles of incorporation, bylaws, minutes of meetings of the boards of directors, stockholders, managers and management committees, and similar governance documents; and

                     (D) Seller may retain all records exclusively relating to, or that constitute Retained Assets; PROVIDED, that Seller will not, dispose of or destroy such records without first offering to turn over possession thereof (to the extent relating to Buyer's obligations under this Agreement) to Buyer (at Buyer's expense) by written notice to Buyer at least 30 days prior to the proposed date of such disposition or destruction;

              (ii) operations and maintenance manuals setting forth in reasonable detail all procedures necessary to operate the Assets in a safe and reliable manner, which procedures will (A) incorporate manufacturers' recommended guidelines and sound industry practices; (B) include specific preventative maintenance procedures, including an annual maintenance schedule; (C) include adequate safety measures and procedures for the safe operation and maintenance of the Equipment, including measures and procedures for fire prevention; (D) include adequate security measures and procedures; and (E) integrate vendor and manufacturer recommendations to the extent Seller, in consultation with Buyer, deems such recommendations necessary or desirable in connection with the efficient operation and maintenance of the Assets or the protection of warranties.

       7.9 FIRPTA AFFIDAVIT. Upon request of Buyer, Seller will furnish to Buyer an affidavit, in form and substance reasonably satisfactory to Buyer, stating under penalty of perjury Seller's United States taxpayer identification number and that Seller is not a foreign Person pursuant to
Section 1445(b)(2) of the Code.

       7.10 BULK SALES. Seller agrees to indemnify and save Buyer harmless from any losses actually suffered by Buyer as a result of any noncompliance by Seller with the provisions of any bulk sales law or any similar statute of any jurisdiction as they may be applicable to the transactions contemplated by this Agreement.

       7.11 FURTHER ASSURANCES. Each party hereto will, and will cause its respective Affiliates to, execute such agreements, documents, instruments and other papers and take such further actions, at any time and from time to time, after the Closing Date, as may be reasonably requested by the other party to carry out the provisions hereof and the transactions contemplated hereby.

       7.12 MAIL OR OTHER COMMUNICATIONS RECEIVED AFTER CLOSING. On and after the Closing Date, Buyer may receive and open all mail or other communications addressed to Seller and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to the Business, the Assets or any of the Assumed Liabilities. Buyer agrees to keep and cause to be kept confidential the contents of, and to deliver or cause to be delivered promptly to Seller, all other mail or communications (including any mail or communications that relate to the Retained Assets or the Retained Liabilities) received by Buyer which are addressed to Seller. In the event that Seller receives mail or other communications which relate to the Business, the Assets or any of the Assumed Liabilities on or after the Closing Date, Seller will deliver or cause to be delivered immediately to Buyer such mail or other communications. Seller agrees to keep and cause to be kept confidential the contents of such mail or other communications.

       7.13   ANCILLARY AGREEMENTS.  INTENTIONALLY LEFT BLANK.

       7.14 CONDUCT OF BUSINESS. Except as set forth on SCHEDULE 7.14 or as otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Meeting Date, Seller will use its best efforts to: (a) conduct its business in the ordinary course in substantially the same manner as currently conducted; (b) use its best efforts to preserve and maintain the condition of the business, including relationships with customers, suppliers, distributors and others with whom Seller deals in connection with the business, and all associated goodwill; (c) comply with all applicable Laws with respect to its business; and (d) pay, perform and discharge, when due, in the ordinary course of business consistent with past practice, all obligations of Seller. In addition, except as set forth on SCHEDULE 7.14 or as otherwise expressly permitted by the terms of this Agreement, Seller will not do any of the following without the prior written consent of Buyer:

              (i) institute any changes in the business other than in the ordinary course of business consistent with past practice;

              (ii) engage in any trade or distributor loading of finished goods of the business;

              (iii) sell, lease, dispose of or encumber, or agree to sell, lease, dispose of or encumber, any properties or assets of the business, except sales of inventory in the ordinary course of business consistent with past practice;

              (iv) enter into any contract, lease, commitment, arrangement or transaction relating to its business or any properties or assets of the Business other than in the ordinary course of business consistent with past practice;

              (v) enter into any new employment agreement or increase or modify, in any material respect, the terms of any Benefit Plan or Benefit Arrangement (including but not limited to any commitment to pay retirement or other benefits or any modification of benefits or personnel policies and practices);

              (vi) increase or modify the salary, commissions or other wages payable to, or which will become payable to, any Employee, except in the ordinary course of business consistent with past practice;

              (vii) perform any act or omit to perform any act which, if taken or omitted prior to the date hereof, would constitute, result in or cause a breach of or default under any contracts relating to its business;

              (viii) enter into any purchase orders for amounts in excess of $5,000, except for purchase orders for (A) raw materials ordered in the ordinary course of business consistent with past practice and
       (B) services under existing contracts;

              (ix) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to SECTION 7.19 or accelerating deductions to periods for which Seller is liable pursuant to SECTION 7.19);

              (x) institute any suit or other proceeding which involves the Business or the Assets; or

              (xi) agree, whether in writing or otherwise, to do any of the foregoing.

Seller will not take any action or agree to take any action that results in any of the representations and warranties of Seller set forth in this Agreement becoming untrue or misleading.

       7.15 COVENANT NOT TO COMPETE. (a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller agrees to the covenants and agreements set forth in this SECTION 7.15 for the benefit of Buyer and its Affiliates.

       (b) Neither Seller nor any of its Affiliates will, at any time from and after the Closing Date and through the tenth anniversary thereof, without the prior written consent of Buyer, (i) directly or indirectly engage in, or
(ii) acquire control of or more than a two percent (2%) interest in, or assist or render services (whether or not for compensation, or as an agent, advisor, consultant or lender) to or for, any business more than ten percent (10%) of the consolidated revenues of which are derived from the development, manufacture, sale or provision of memory modules and board design in North America, South America, Europe and Asia.

       (c) The covenant set forth in SECTION 7.15(b) will be construed as a separate and independent covenant for each of the separate countries listed in SECTION 7.15(b). To the extent that such covenant is declared to be invalid or unenforceable in any country, state, province, territory or possession, or in any other jurisdiction, or with respect to any Person, such covenant will be deemed to be deleted herefrom with respect to, and only with respect to, the operation of such covenant in the particular jurisdiction or with respect to such Person in which or against whom such declaration was made, and such declaration will not affect the enforceability of such covenant with respect to any other country, state, province, territory or possession, or any other jurisdiction or Person; PROVIDED, that to the extent such covenant may be valid and enforceable in such jurisdiction or against such Person by limitations on the scope of the activities, geographical area, time period covered or otherwise, Seller and Buyer agree that such covenant instead will be deemed to be limited to the extent, and only to the extent, necessary to make such covenant enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.

       (d) Seller agrees that it will not (and will not permit any of its Affiliates to), at any time from and after the Closing Date and through the tenth anniversary thereof, directly or indirectly through the actions of any other Person, whether for its own benefit or for that of another Person: (i) solicit, divert or take away, or attempt to solicit, divert or take away, any individual who is, as of the Closing Date or at any time thereafter, an officer, director or managerial, marketing, research and development or other key employee of Buyer or any of its Affiliates with respect to the Business, or induce or attempt to induce any such individual to terminate his or her employment with Buyer or any of its Affiliates; or (ii) take any action, or advise or assist any Person in taking any action, that would impair the goodwill of the Business, including but not limited to, actions that could interfere with or damage the relationships between the Business and its employees, customers, distributors, manufacturer representatives and suppliers.

       7.16 NOTICE OF CERTAIN EVENTS. Each party hereto will promptly notify the other party of any event, occurrence, condition or circumstance of which it becomes aware from the date hereof that would constitute a violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement.

       7.17   REASONABLE BEST EFFORTS.  INTENTIONALLY LEFT BLANK

       7.18 NEGOTIATIONS. From and after the date hereof, Seller agrees that Seller and its Affiliates will deal exclusively and in good faith with Buyer and its Affiliates with respect to any transaction involving the sale, transfer or other disposition of the Assets or the Business, and none of Seller, its Affiliates nor their respective officers, directors, employees, lenders, investment banking firms, advisors or other agents, nor any Person acting on their behalf, will solicit any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any non-public information to, or enter into any agreement with, any Person other than Buyer and its Affiliates concerning the sale or other disposition of the Assets or the Business or a merger, consolidation, sale of securities or other transaction involving Seller or its Affiliates, if such merger, consolidation, sale or other transaction would be inconsistent, in any respect, with the transactions contemplated by this Agreement, and will promptly notify Buyer of the substance of any inquiry or proposal concerning any such transaction that may be received by Seller or its Affiliates.

       7.19 TAXES. (a) Seller will be liable for and will pay, and will indemnify, defend and hold harmless Buyer and its Affiliates (and directors, officers, employees, stockholders, successors, assigns, representatives and agents) from and against, all Taxes (whether assessed or unassessed), and will be responsible for the preparation and filing of all Tax Returns, applicable to the Business, the Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the close of the day on which the Closing occurs and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the close of the day on which the Closing occurs.

       (b) Buyer will be liable for and will pay, and will indemnify, defend and hold harmless Seller and its Affiliates (and their respective directors, officers, employees, stockholders, successors, assigns, representatives and agents) from and against, all Taxes (whether assessed or unassessed), and will be responsible for the preparation and filing of all Tax Returns, applicable to the Business, the Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning on the day immediately following the day on which the Closing occurs and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the day immediately following the day on which the Closing occurs; PROVIDED, that Buyer will not be liable for or pay, and will not indemnify, defend or hold harmless, Seller and its Affiliates (and their respective directors, officers, employees, stockholders, successors, assigns, representatives and agents) from and against, any Taxes for which Seller is liable under this Agreement, including, pursuant to the preceding sentence or
SECTION 5.14 (which Taxes will be the liability of Seller).

       (c) Seller, on the one hand, or Buyer, on the other hand, as the case may be, will provide reimbursement for any Tax paid by one party or its Affiliates, all or a portion of which is the responsibility of the other party in accordance with the terms of this SECTION 7.19. Not later than 14 days prior to the payment of any such Tax, the party paying such Tax will give notice to the other party of the Tax payable and the portion which is the liability of the other party, although failure to do so will not relieve the other party from its liability hereunder.

       (d) After the Closing Date, Seller and Buyer will, and will cause their respective Affiliates to: (i) assist in all reasonable respects the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns concerning the Business, the Assets or the Assumed Liabilities; (iii) make available to the other party and to any taxing authority as reasonably requested by the other party all information, records, and documents relating to Taxes concerning the Business, the Assets or the Assumed Liabilities; (iv) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes concerning the Business, the Assets or the Assumed Liabilities for taxable periods for which the other party may have a liability under this
SECTION 7.19; and (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

       (e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this SECTION 7.19 will be unconditional and absolute and will remain in effect without limitation as to time or amount.

       7.20 SHAREHOLDER CONSENT. Immediately following the Closing, Seller shall promptly have prepared and distributed to its shareholders, a proxy statement and proxy requesting that the shareholders ratify the sale of the Assets to Buyer. The meeting of shareholders to vote on the ratification shall be held on or before February 16, 2000.

       7.21 NEGOTIATIONS. In negotiating with the Scottish Government, Buyer will request that Seller be released from its obligations to the Scottish Government.

       77.22 SALE OF TESTERS. If Buyer sells any of the sigma three test systems that constitute Assets within six months from the Closing Date, Seller shall extend the Seller's warranty on such products for six months from the sale of such products by Buyer.

8.     EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS

       8.1 EMPLOYEES. As of the Closing Date, Seller will terminate the employment of all Employees employed by Seller in connection with the Business (other than those Employees to whom Buyer decides, in its sole discretion, not to offer employment and whom Seller desires to retain). Seller will retain and assume all liabilities, and carry out all obligations accrued on or before the Closing Date, with respect to each such terminated Employee's compensation, benefits and other entitlements resulting from such termination. Buyer will, immediately following the Closing Date, offer to employ Seller's employees who work in the Business, on terms and conditions to be established by Buyer. Seller will make available to Buyer the personnel records for each Employee. Seller will not make any representations or assurances to the Employees that all or any of them will be hired by Buyer or what their wages, hours, or terms and conditions of employment would be were they employed by Buyer. Buyer will not solicit or hire Employees without the consent of Seller.

       8.2 BENEFIT PLANS. Without limiting the generality of SECTION 2.2 hereof, and except as otherwise provided in this ARTICLE 8, Seller will retain and be solely responsible for (i) all liabilities and obligations under all Benefit Plans and Benefit Arrangements, including all liabilities and obligations arising under the continuation coverage requirements of
Section 4980B of the Code and Part 6 of Title I of ERISA; (ii) any long-term disability benefits provided under any Benefit Plan, including any claims resulting from disabilities incurred but not reported as of the Closing Date;
(iii) any benefits provided to Persons who do not become Continuing Employees; (iv) any expenses incurred under Seller's Benefit Plans and Benefit Arrangements; and (v) any award of stock appreciation rights, stock options, restricted stock, performance shares or units, or other incentive compensation by Seller.

       8.3 NO RIGHT TO BENEFITS. No provision contained in this Agreement will create any third party beneficiary or other rights in any employee or former employee of Seller (or any beneficiary or dependent thereof) in respect of continued employment or resumed employment with any Buyer or the Business, and no provision of this Agreement will create any such rights in any such Person in respect of any benefits that may be provided under any employee benefit plan or arrangement that may be established by any Buyer.

       8.4 EMPLOYEE AGREEMENTS. Seller hereby (i) assigns to Buyer all of Seller's rights under all confidentiality and non-competition agreements that exist with any Employees (other than those Employees, if any, retained by Seller), and (ii) pursuant to SECTION 7.8(b), provides copies of all such agreements to Buyer.

       8.5 RIGHT TO CHANGE BENEFITS. Buyer will have the right, in the good faith exercise of its managerial discretion, to make changes or cause changes in the compensation, benefits (including retiree medical, pension, thrift plan or other benefits), and other terms of employment for, and to terminate the employment of, any Continuing Employee.

9.     INTENTIONALLY LEFT BLANK

10.    INTENTIONALLY LEFT BLANK

11.    SURVIVAL

       All covenants and agreements contained herein survive, without limitation as to time (except as may be otherwise provided in such covenants and agreements), the execution and delivery of this Agreement and the Closing hereunder. All representations and warranties contained herein will terminate and expire on the second anniversary of the Closing Date, except with respect to (i) SECTIONS 5.3, 5.9 AND 5.10, for which the representations and warranties contained therein will continue to survive indefinitely; (ii)
SECTION 5.15, for which the representations and warranties contained therein will terminate and expire on the tenth anniversary of the Closing Date; and
(iii) SECTION 5.14, for which the representations and warranties contained therein will terminate and expire 60 days after the expiration of the applicable statute of limitations or any extensions thereof.

12.    INDEMNIFICATION

       12.1 OBLIGATION OF SELLER TO INDEMNIFY. Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates (and their respective directors, officers, employees, stockholders, successors, assigns, representatives, counsel and agents) (collectively, the "BUYER INDEMNITIES") from and against all claims, losses, liabilities, damages, deficiencies, costs or expenses, including interest, penalties and attorneys' fees and disbursements (collectively, "LOSSES"), actually incurred, suffered or paid, directly or indirectly, by the Buyer Indemnities based upon, arising out of or otherwise in respect of: (i) any breach or alleged breach of any representation or warranty of Seller contained in this Agreement, the Schedules hereto, or the Seller Documents; (ii) any breach or alleged breach of any covenant or agreement of Seller contained in this Agreement or any Seller Document; (iii) any Retained Liability; (iv) the failure by Buyer to submit this Agreement and the transactions contemplated hereby to the shareholders of the Buyer for their consideration and approval; (v) the operation of the Assets or the Business prior to the Closing Date; (vi) the sale and transfer of the Assets to Buyer; (vii) (A) any Environmental Claim asserted against Buyer or for which Buyer otherwise becomes liable or must investigate, or any actual or threatened violation of or non-compliance with, or remediation obligation arising under, any Environmental Laws arising from any event, condition, circumstance, activity, practice, incident, action or plan relating in any way to the Assets; (B) the presence of any Materials of Environmental Concern arising out of actions or events relating to or involving Seller, the Business or the Assets prior to the Closing Date on, in, under or affecting all or any portion of the Assets and/or any property on which Seller has conducted business, and any release or threatened release with respect to Materials of Environmental Concern; and (C) the storage, disposal or treatment, or the transportation for storage, disposal or treatment, of Materials of Environmental Concern (regardless of location) arising out of actions or events involving or relating to Seller, the Business or the Assets prior to the Closing Date; (viii) relating to product liability claims which have arisen or may arise against Seller or Buyer or the Assets for actions or events involving or relating to the Seller, the Business or the Assets prior to the Closing Date; (ix) any employee related claims arising out of events that occurred prior to the Closing Date; or (x) the operation of Tanisys Europe Ltd. (including, but not limited to, relating to the Section 7 Industrial Development Act of 1982 Grant from the Scottish Government).

       12.2 OBLIGATION OF BUYER TO INDEMNIFY. Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates (and their respective directors, officers, employees, stockholders, successors, assigns, representative and agents) (collectively the "SELLER INDEMNITIES") from and against any Losses actually incurred, suffered or paid, directly or indirectly, by the Seller Indemnities based upon, arising out of or otherwise in respect of: (i) any breach or alleged breach of any representation or warranty of Buyer contained in this Agreement, or the Buyer Documents; (ii) any breach or alleged breach of any covenant or agreement of Buyer contained in this Agreement or any Buyer Document; or (iii) any Assumed Liability.

       12.3 NOTICE AND OPPORTUNITY TO DEFEND. (a) NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any Person entitled to indemnification under this ARTICLE 12 (the "INDEMNITEE") of notice of any demand, assertion or other circumstance which could give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (each, an "ASSERTED LIABILITY") that may result in a Loss, the Indemnitee will give notice thereof (the "CLAIMS NOTICE") to the party obligated to provide indemnification or payment pursuant to SECTION 12.1 or 12.2 (the "INDEMNIFYING PARTY"), as the case may be, subject to the procedures contained in this SECTION 12.3. The Claims Notice will describe the Asserted Liability in reasonable detail and will, if possible, indicate the amount of the Loss that has been or may be suffered by the Indemnitee. In no event will the Indemnitee's failure to give a Claims Notice to the Indemnifying Party relieve the Indemnifying Party of any liability under this ARTICLE 12, except to the extent that such failure materially prejudices the Indemnifying Party's ability to adequately defend such claim.

       (b) OPPORTUNITY TO DEFEND. If the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnitee with respect to any Asserted Liability, the Indemnifying Party may elect to compromise or defend, at its own expense and with counsel reasonably satisfactory to the Indemnitee, such Asserted Liability; and if the Indemnifying Party so elects to compromise or defend, the Indemnifying Party will have the right to control the defense of such Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it will within 15 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will cooperate with the Indemnifying Party in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend such Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability, and the Indemnitee will have the right to control the compromise or defense of such Asserted Liability; and in such case, the Indemnitee will retain the right to pursue its rights to indemnification hereunder against the Indemnifying Party. Notwithstanding the foregoing provisions of this SECTION 12.3(b), the Indemnifying Party may settle or compromise any Asserted Liability; PROVIDED, that (i) such settlement or compromise does not result in any liability to, restriction on or admission by the Indemnitee; and (ii) such settlement or compromise constitutes or includes a full release of the Indemnitee. In any event, the Indemnitee may participate, at its own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

       12.4 INDEMNIFICATION PAYMENTS ON AFTER-TAX BASIS. Any indemnification payment hereunder with respect to any Loss will be in an amount which is sufficient to compensate the Indemnitee for the amount of such Loss, after taking into account all increases in federal, state, provincial, local, foreign or other Taxes payable by the Indemnitee because of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of tax basis or otherwise increasing such Taxes payable by the Indemnitee at any time).

       12.5 PAYMENT OF DAMAGES. Any Loss for which Indemnitee is entitled to indemnification under this ARTICLE 12 shall be paid by the Indemnifying Party to the Indemnitee as such Losses are incurred.

       12.6 RIGHT OF OFFSET. Upon the determination by Buyer that it is entitled to indemnification for Losses hereunder from Seller, Buyer may offset any indemnification amounts or expense advances to which Buyer believes it is entitled against the Earn Out Payment and/or any Consulting Payment.

13. RESCISSION. If Seller does not obtain on or before February 16, 2000, the requisite shareholder vote to ratify the transactions consummated under this Agreement, Buyer shall have the right to rescind the transactions that occurred hereunder by giving written notice to Seller.

14.    MISCELLANEOUS

       14.1 PUBLICITY. Neither Seller nor Buyer will make any publicity release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval thereof by Buyer or Seller, as the case may be, except as required by applicable Law, in which case the party issuing the release will so advise the other party in writing and submit a copy of such release in advance of such issuance.

       14.2 NOTICES. Any notice or other communication required or permitted hereunder will be in writing and will be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when delivered personally, or sent by facsimile transmission (after receiving confirmation of receipt) or, if mailed, five days after the date of deposit in the United States mail or, if express mailed, one Business Day after delivery to a reputable overnight express mail courier, as follows:

       (i)  If to Buyer, to:

                            TanisysOperations, LP
                            13717 Beta Road
                            Farmers Branch, Texas 75244
                            Attention:  President of General Partner
                            Telecopy:  (972) 851-1997

       (ii)  If to Seller, to:

                            Tanisys Technology, Inc.
                            12201 Technology Boulevard
                            Austin, TX 78727-6101
                            Attention:  Charles T. Comiso
                            Telecopy:  (512) 257-5350

              with a copy to:

                            W. Audie Long
                            7411 John Smith Drive, Suite 200
                            San Antonio,  TX 78229-4898
                            Telecopy: (210) 949-7024

Either party may by notice given in accordance with this SECTION 14.2 designate another address or Person for receipt of notices hereunder.

       14.3 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto), the Buyer Documents and the Seller Documents contain the entire understanding among the parties with respect to the purchase and sale of the Assets and the Business and supersede all prior agreements, written or oral, with respect thereto, including, but not limited to, the Letter Agreement.

       14.4 AMENDMENTS AND WAIVERS; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, in each case only by a written instrument signed by Buyer and Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder will operate as a waiver thereof; nor will any waiver on the part of either party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

       14.5 GOVERNING LAW, JURISDICTION, FORUM SELECTION AND WAIVER OF JURY TRIAL. This Agreement, and the rights and obligations of Buyer and Seller hereunder, will be governed by, and construed and enforced in accordance with, the laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to principles of conflict of laws. Buyer and Seller each agrees that any action or proceeding based upon or relating to this Agreement will, to the fullest extent permitted by applicable law, be brought and maintained exclusively in the courts of the State of Texas or in the United States District Court for the Northern District of Texas. Buyer and Seller each hereby irrevocably submits to the jurisdiction of the courts of the State of Texas and of the United States District Court for the Northern District of Texas for purposes of any such action or proceeding, and irrevocably agrees to be bound by any judgment rendered by any such court in connection with such action or proceeding. Buyer and Seller each hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. Buyer and Seller each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the transactions contemplated hereby.

       14.6 BINDING EFFECT; NO ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; PROVIDED, that Buyer may assign any or all of its rights hereunder to one or more Affiliates of Buyer, but no such assignment will release Buyer from any of its obligations hereunder.

       14.7 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

       14.8 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, and all such counterparts will together constitute one and the same instrument.

       14.9 SCHEDULES. The Schedules are an integral part of this Agreement as if fully set forth herein. All references herein to Articles, Sections and Schedules will be deemed references to such parts of this Agreement, unless the context otherwise requires.

       14.10 HEADINGS. The headings in this Agreement, in any Appendix, Exhibit or Schedule hereto and in the table of contents are for reference only and will not affect the meaning or interpretation of this Agreement.

       14.11 SEVERABILITY OF PROVISIONS. Subject to the reformation provision in SECTION 7.15, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or
unenforceable provision or by its severance therefrom.   In lieu of such
illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this SECTION 14.11.

       14.12 NO THIRD-PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, All Components, Inc. be, and it hereby is, deemed to be a third party beneficiary of this Agreement.

       14.13 EQUITABLE RELIEF. Seller acknowledges and agrees that in view of the uniqueness of the Business, damages at law would be an insufficient remedy for a breach of any of its covenants in this Agreement. Accordingly, Seller agrees that in the event of a breach or threatened breach by Seller of any such provisions, Buyer will be entitled to, and Seller acknowledges and covenants that it will not, and will cause its Affiliates not to, contest the appropriateness and availability of, equitable relief in the form of an injunction to prevent irreparable injury. Nothing herein will be construed as prohibiting Buyer from pursuing any other remedies, including damages, for a breach or threatened breach of this Agreement;

       14.14 DENOMINATIONS. All dollar references in this Agreement will be understood to refer to United States dollars.

       14.15 OBLIGATIONS OF SELLER WITH RESPECT TO AFFILIATES. Each obligation, covenant and undertaking of Seller set forth in each of this Agreement and the Seller Documents will be deemed, as and to the extent required by the context, to also include a corresponding obligation, covenant or undertaking of Seller to cause its Affiliates to perform or satisfy such obligation, covenant or undertaking.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

TANISYSOPERATIONS, LP                     TANISYS TECHNOLOGY, INC

By:    Tanisys Acquisition GP, Inc.
       Its General Partner

/s/ Robert Cooper                         By: /s/ Charles T. Comiso
-----------------------------------          ---------------------------------
Robert Cooper, President                  Name:  Charles T. Comioso
                                               -------------------------------
                                          Title: Pres. & CEO
                                                ------------------------------

                            DEFINITIONS AND RULES OF USAGE

                                    RULES OF USAGE

       The terms defined below shall have the respective meanings set forth below for all purposes, and such meanings shall be equally applicable to both the singular and plural forms of the terms defined. "Include," "includes" and "including" shall be deemed to be followed by "without limitation." "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to below or in any instrument that recites it is to be construed in accordance with this Appendix means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to any Person are, unless the context otherwise requires, also to its successors and assigns. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to the singular include, unless the context otherwise requires, references to the plural and vice versa. References in an instrument to "Article", "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument.

                                     DEFINITIONS

              "ACCOUNTS RECEIVABLE" means all trade accounts and notes receivable of the Business (net of reserves and applicable allowances).

              "ADJUSTED PURCHASE PRICE" has the meaning specified in SECTION
3.3.

              "AEA" means the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 ET SEQ.).

              "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person.

              "AGREEMENT" means the Asset Purchase Agreement dated as of December 7, 1999, by and between Buyer and Seller, as may be amended, modified or supplemented from time to time.

              "ASSERTED LIABILITY" has the meaning specified in SECTION 12.3.

              "ASSETS" has the meaning specified in SECTION 1.1.

              "ASSUMED LIABILITIES" has the meaning specified in SECTION 2.1.

              "BENEFIT ARRANGEMENTS" means each and all retirement, savings, bonus, commission, deferred compensation, incentive compensation, holiday, vacation, severance pay, stock option, stock purchase, performance, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit or other employee benefit plans, and contracts, policies, practices or arrangements of Seller providing employee or executive compensation benefits to employees of the Business, other than the Benefit Plans.

              "BENEFIT PLANS" means each and all "employee benefit plans" as defined in Section 3(3) of ERISA, currently or at any time during the past six years maintained or contributed to by the Controlled Group, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA, and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA, regardless of whether such Benefit Plans are excluded from ERISA coverage by Section 4 of ERISA.

              "BUSINESS" has the meaning specified in the second introductory paragraph of the Agreement.

              "BUSINESS DAY" means, any day other than Saturday, Sunday or a United States federal holiday on which federally chartered banking and financial institutions are not open for the transaction of business.

              "BUYER" has the meaning specified in the first introductory paragraph of the Agreement.

              "BUYER DOCUMENTS" means the documents to be delivered on or prior to the Closing Date by Buyer pursuant to the Agreement or any mutually satisfactory list of closing documents.

              "BUYER INDEMNITIES" has the meaning specified in SECTION 12.1.

              "CAA" means the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.).

              "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601 ET SEQ.).

              "CLAIMS NOTICE" has the meaning specified in SECTION 12.3.

              "CLOSING" has the meaning specified in SECTION 4.

              "CLOSING DATE" has the meaning specified in SECTION 4.

              "CODE" means the Internal Revenue Code of 1986, as amended.

              "CONDITION OF THE BUSINESS" means the business, operations, assets, liabilities, properties, condition (financial or otherwise) or prospects of the Business.

              "CONSULTING PAYMENTS" has the meaning specified in SECTION 3.2(d).

              "CONTAMINANT" means (i) those substances defined as "hazardous substances," "pollutants" or "contaminants" in Section 101 of CERCLA, (ii) those substances defined as "hazardous waste," "hazardous materials" or "regulated substances" by RCRA, (iii) those substances designated as a "hazardous substance" pursuant to Section 311 of CWA, (iv) those substances defined as "hazardous materials" in Section 103 of HMTA, (v) those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Section 6 or 7 of TCSA, (vi) those substances regulated by OPA, (vii) those substances defined as a source, special nuclear or by-product material by Section 11 of AEA, (viii) those substances defined as "residual radioactive material" by Section 101 of UMTRCA, (ix) those substances defined as "toxic materials" or "harmful physical agents" pursuant to Section 6 of OSHA, (x) those substances defined as hazardous wastes in 40 C.F.R. Part 261.3, (xi) those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261, (xii) those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4, (xiii) those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8, (xiv) those substances regulated in the regulations adopted pursuant to such Laws (or any amendments to such Laws), whether or not such regulations are specifically referenced herein, and (xv) any other material, substance or waste that poses or causes, or is alleged to pose or cause, any damage to property or personal injury or threat to the environment.

              "CONTINUING EMPLOYEE" means each Person employed by Seller in connection with the Business, immediately prior to the Closing Date, who becomes an employee of Buyer as of the Closing Date or within 60 days thereafter.

              "CONTROLLED GROUP" means Seller, any Affiliate of Seller or any other organization that together with Seller is treated as a single employer under Section 414 of the Code.

              "CREDITOR'S PLAN" has the meaning specified in SECTION 5.31.

              "CURRENT LIABILITIES" means all liabilities listed on SCHEDULE
2.1.

              "CWA" means the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 ET SEQ.).

              "EMPLOYEES" means all regular, full-time employees (excluding those on lay-off or leave of absence, whether paid or unpaid, seasonal, temporary and/or part-time employees) of the Business immediately prior to the Closing Date.

              "ENVIRONMENTAL CLAIM" means any written accusation, allegation, notice of violation, claim, demand, order, consent decree, directive, cost recovery action or other cause of action by or on behalf of any Governmental Entity or any other Person for damages, injunctive or equitable relief, personal injury, remedial action costs, tangible or intangible property damage, natural resource damage, nuisance, pollution or any adverse effect on the environment caused by any Contaminant, or for fines, penalties or restrictions, resulting from or based upon (i) the existence or continuation of a release of any Contaminant, (ii) exposure to any Contaminant, (iii) the presence, use, handling, transportation, storage, treatment or disposal of any Contaminant, or
(iv) the violation or alleged violation of any Environmental Law.

              "ENVIRONMENTAL LAWS" means (i) CERCLA, (ii) CWA, (iii) RCRA, (iv) AEA, (v) CAA, (vi) EPCRA, (vii) FIFRA, (viii) OPA, (ix) SDWA, (x) SMCRA, (xi) TSCA, (xii) UMTRCA, (xiii) the Pollution Prevention Act of 1990 (42 U.S.C.
Section 13101 ET SEQ), (xiv) HMTA, (xv) NWPA, (xvi) the regulations adopted pursuant to all such foregoing Laws, and (xvii) all other Laws concerning Contaminants, pollution or the protection of air, water or land, but excluding any such Laws concerning occupational health and safety (including OSHA and all regulations thereunder).

              "EPCRA" means the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 ET SEQ.).

              "EQUIPMENT" means the machinery, equipment, tools, furniture, furnishings, automobiles, trucks, tractors, trailers, forklifts and other vehicles and mobile equipment, computers, software, copiers, fax machines, telephones and all related equipment, spare parts and all other tangible personal property owned or held by Seller, wherever located, used or useful in connection with the conduct of the Business.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "FACILITIES" has the meaning specified in the second introductory paragraph of the Agreement.

              "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.).

              "GAAP" means United States generally accepted accounting principles applied on a consistent basis throughout the periods involved.

              "GOVERNMENTAL ENTITY" means any government or political subdivision, whether federal, state, provincial, local or foreign, or any administrative, regulatory or other agency, commission or instrumentality of such government or political subdivision, or any arbitrator or arbitral tribunal, including any court of law.

              "HMTA" means the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 ET SEQ.).

              "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "INDEMNIFYING PARTY" has the meaning specified in SECTION 12.3.

              "INDEMNITEE" has the meaning specified in SECTION 12.3.

              "INFORMATION TECHNOLOGY" means any computer software or hardware (whether general or specific purpose) and any similar or related items of automated, computerized or management information systems.

              "INTELLECTUAL PROPERTY" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, utility models, extensions and reexaminations thereof;
(ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations, renewals and derivatives in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, product certifications, designs (including board designs), drawings, specifications, customer, prospect and supplier lists, distribution and manufacturer's representative lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; (vii) all copies and tangible embodiments thereof (in whatever form or medium); and (viii) all licenses or agreements in connection with the foregoing, in each case on a worldwide basis and used or useful in the Business.

              "INTERIM BALANCE SHEET" has the meaning specified in SECTION 5.16.

              "INTERIM FINANCIAL STATEMENTS" has the meaning specified in
SECTION 5.16.

              ""INVENTORY" means all inventory (net reserves and allowances) used or useful in the Business owned or held by Seller, wherever located, including all raw materials, chemicals, packaging materials, supplies, work in process and finished goods.

              "IRS" means the Internal Revenue Service.

              "KNOWLEDGE" means (a) with respect to Seller, (i) any knowledge attributable to Seller or any Affiliate of Seller based on its files, books and records, Tax Returns or any other written documentation; and (ii) the actual personal knowledge of any of the employees, officers and directors of Seller or any Affiliate of Seller; and
(b) with respect to Buyer, (i) any knowledge attributable to Buyer or any Affiliate of Buyer based on its files, books and records, Tax Returns or any other written documentation; and (ii) the actual personal knowledge of any of the employees, officers and directors of Buyer or any Affiliate of Buyer.

              "LAWS" means all federal, state, provincial, local and foreign laws, statutes, ordinances, rules, regulations, orders, judgments, decrees, writs, arbitral orders, settlement agreements, conciliation agreements, injunctions or other requirements of all applicable governmental, judicial, legislative, executive, administrative and regulatory authorities.

              "LEASED REAL PROPERTY" has the meaning specified in SECTION 5.9.

              "LIENS" means all liens, pledges, mortgages, security interests, claims, covenants, leases, subleases, charges, conditions, options, rights of first refusal, licenses, easements, servitudes, rights of way, encumbrances or any other restriction or limitation whatsoever.

              "LOSSES" has the meaning specified in SECTION 12.1.

              "MEETING DATE" means the date Seller's shareholders meet to vote on a proposal to ratify the transactions consummated under this Agreement.

              "NOTICES" means all notices of violation, Liens, complaints, suits, orders, citations, fines, penalties or other notices.

              "NWPA" means the Nuclear Waste Policy Act (42 U.S.C. Section 10101 ET SEQ.).

              "OBSOLETE INVENTORY" means any Inventory that is obsolete or otherwise unusable or unsalable in the ordinary course of business.

              "OFF-SITE ENVIRONMENTAL LIABILITIES" means all liabilities, obligations, claims, damages, costs and expenses, including capital expenditures and natural resource damage claims (whether arising before, on or after the Closing Date) incurred (i) as a result of any requirement or violation of any Environmental Laws; or (ii) as a result of or in connection with any investigation, inquiry, order, demand, claim, action, citation, fine or other proceeding by any Governmental Entity or by any other Person, and that in either case arises as a result of the off-site treatment, storage or disposal (or any arrangement with respect thereto by Seller) of any Contaminant or other materials generated or handled in connection with Seller's ownership or operation of the Real Property, the Assets or the Business.

              "ON-SITE ENVIRONMENTAL LIABILITIES" means all liabilities, obligations, claims, damages, costs and expenses, including capital expenditures and natural resource damage claims (whether arising before, on or after the Closing Date) incurred (i) as a result of any requirement of or violation of any Environmental Laws; or (ii) as a result of or in connection with any investigation, inquiry, order, demand, claim, action, citation, fine or other proceeding by any Governmental Entity or by any other Person and that in either case arises as a result of Seller's ownership, occupancy or use of the Real Property, or operation of the Assets or the Business thereon, including the migration of Contaminants originating from the Real Property in or by means of soil, groundwater or surface water; PROVIDED, that On-Site Environmental Liabilities will not include (x) any Off-Site Environmental Liabilities or (y) any liabilities, obligations, claims, damages, costs and expenses resulting from any failure by Seller (A) to obtain or comply with permits; (B) to file required, complete or accurate reports, documents or other paperwork with Governmental Entities or any other Person; (C) to retain reports, documents, records or other paperwork for required periods of time; (D) to comply with any consent orders, consent agreements or other settlement agreements with any Governmental Entity or any other Person; (E) to perform or to document any required employee training; (F) to report any release of any material required to be reported to any Governmental Entity or any other Person; (G) to prepare or implement plans, including any stormwater pollution prevention plan or spill prevention and control plan, that meet the requirements of any Environmental Law; (H) to comply with any emergency preparedness or waste minimization requirement; (I) to comply with any above ground storage tank regulatory requirement; or (J) to store material in compliance with Environmental Laws, except to the extent that any such failure has resulted in the presence of a Contaminant in or on the soil, groundwater or surface water at the Owned Real Property.

              "OPA" means the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 ET SEQ.).

              "OPERATIVE DOCUMENTS" means, collectively, the Agreement, the Buyer Documents and the Seller Documents.

              "OSHA" means the Occupational Safety and Health Act, 29 U.S.C.
Section 651 ET SEQ.) and the regulations thereunder.

              "PERMITS" has the meaning specified in SECTION 5.5.

              "PERMITTED LIENS" means (i) any Liens securing Taxes; or (ii) any claims of materialmen, carriers, landlords and like Persons, in each case, which are not yet due and payable or are being contested in good faith and which, either individually or in the aggregate, would not interfere with Buyer's ownership, use or operation of such Assets or conduct of the Business and would not create the risk of imposition of criminal penalties on Buyer.

              "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

              "PURCHASE PRICE" has the meaning specified in SECTION 3.1.

              "RCRA" means the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 ET SEQ.).

              "REAL PROPERTY" has the meaning specified in SECTION 5.9.

              "REAL PROPERTY LEASES" has the meaning specified in SECTION 5.9.

              "RECORDS" means all books and records of Seller relating to the Business, including all original agreements, files, documents, records, computer files and programs, operating data, drawings, specifications, environmental studies, maintenance records, operational manuals and personnel records with regard to the Continuing Employees.

              "REQUIRED CONSENTS" has the meaning specified in SECTION 5.8.

              "RETAINED ASSETS" has the meaning specified in SECTION 1.2.

              "RETAINED LIABILITIES" has the meaning specified in SECTION 2.2.

              "SDWA" means the Safe Drinking Water Act (42 U.S.C. Sections 300f ET SEQ.).

              "SELLER" has the meaning specified in the first introductory paragraph of the Agreement.

              "SELLER DOCUMENTS" means the documents to be delivered on or prior to the Closing by Seller pursuant to this Agreement or any list of closing documents satisfactory to Seller and Buyer.

              "SELLER INDEMNITIES" has the meaning specified in SECTION 12.2.

              "SETTLEMENT AMOUNT" has the meaning specified in SECTION 3,2(c). The Settlement Agreement has been calculated by the parties with respect to the Business as: Accounts Receivable plus Inventory less the amount of the secured liability to Bank of America relating to the Business.

              "SMCRA" means the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 ET SEQ.).

              "STRADDLE PERIOD" means a taxable year or period beginning before and ending after the close of the day the Closing occurs, which will be treated on a "closing of the books" basis as two partial periods, one ending on the close of the day the Closing occurs and the other beginning on the day immediately following the day on which the Closing occurs, except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

              "TAX" means (i) any federal, state, provincial, local or foreign net income, gross income, gross receipts, windfall profits, severance, production, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, AD VALOREM, excise, value added, transfer, stamp, environmental, registration or inventory tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; and (ii) any liability for the payment of amounts with respect to any tax, duty, fee, assessment and charge described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

              "TAX RETURN" means any return, report or similar statement required to be filed with respect to any federal, state, local, provincial or foreign Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

              "TREASURY REGULATIONS" means the regulations of the United States Department of Treasury promulgated thereunder.

              "TSCA" means the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.).

              "UMTRCA" means the Uranium Mill Tailings Radiations Control Act of 1978 (42 U.S.C. Section 7901 ET SEQ.).

              " ANNUAL FINANCIAL STATEMENTS" has the meaning specified in
Section 5.16.

              "YEAR 2000 COMPLIANT" means that Information Technology is capable of being used prior to, during and after the calendar year 2000 A.D., that such Information Technology used during each such time period will accurately receive, provide and process date/time data (including but not limited to calculating, comparing and sequencing from, into and between the 20th and 21st centuries, including the calendar years 1999 and 2000, and leap year calculations), and that such Information Technology will not malfunction, cease to function or provide invalid or incorrect results as a result of such date/time data.